Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

TABULA RASA HEALTHCARE GROUP, INC.,
Seller,

and

TRANSACTION DATA SYSTEMS, INC.,
Buyer

and

solely for purposes of sections 6.1, 7.12, 7.13 and 11.12 and article 10

TABULA RASA HEALTHCARE, INC.

Dated as of June 18, 2022

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS; CONSTRUCTION	1
1.1 Definitions	1
1.2 Construction	18

Article 2 PURCHASE AND SALE	19
2.1 Purchase and Sale of Assets	19
2.2 Purchased Assets and Excluded Assets	19
2.3 Assumed Liabilities and Excluded Liabilities	22
2.4 Purchase Price	24
2.5 Payment	25
2.6 Closing Date Purchase Price Adjustment	25
2.7 Post-Closing Purchase Price Adjustment	26
2.8 Prorations	27
2.9 Third Party Consents; Non-Transferable Assets	27
2.10 Earnout	28
2.11 Withholding	32

Article 3 CLOSING	32

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER	33
4.1 Organization and Qualifications	33
4.2 Authority and Enforceability	33
4.3 No Violation of Laws or Agreements; Consents	34
4.4 Financial Statements	34
4.5 Absence of Undisclosed Liabilities	35
4.6 No Changes	35
4.7 Taxes	38
4.8 Title to Purchased Assets; Sufficiency	39
4.9 Real Property	39
4.10 No Pending Litigation; Governmental Orders	40
4.11 Compliance With Law	40
4.12 Intellectual Property	40
4.13 Labor Matters	44
4.14 Employee Related Agreements and Plans; ERISA	45
4.15 Environmental Matters	46
4.16 Material Contracts	46
4.17 Customers and Vendors	48
4.18 Licenses, Permits and Authorizations; HIPAA	48
4.19 Compliance with Healthcare Laws	50
4.20 Transactions with Affiliates	51
4.21 Brokers	51
4.22 Insurance	51
4.23 Anti-Corruption Compliance	51
4.24 Sanctions and Export Control Compliance	52
4.25 Solvency	52
4.26 KD APA	52
4.27 Disclaimer of Warranties	52

i

Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER	53
5.1 Organization	53
5.2 Authority and Enforceability	53
5.3 No Violation of Laws; Consents	53
5.4 No Pending Litigation; Governmental Orders	54
5.5 Brokers	54
5.6 Financial Ability; Solvency	54
5.7 Independent Evaluation	55
5.8 Buyer Acknowledgement	55

Article 6 AGREEMENTS PENDING CLOSING	55
6.1 Access to Information	55
6.2 Notice of Certain Events	56
6.3 Operations Prior to Closing Date	56
6.4 Governmental Approvals and Other Third-Party Consents	57
6.5 Satisfaction of Closing Conditions	58
6.6 Financing Cooperation	59
6.7 No Shop	60
6.8 KD Acquisition	61
6.9 Misallocated Assets	61

Article 7 OTHER AGREEMENTS	61
7.1 Tax Matters	61
7.2 Employees and Employee Benefit Plans	63
7.3 No Public Announcement; Contact with Business Suppliers and Customers	65
7.4 Expenses	66
7.5 Access to Books and Records	66
7.6 Intellectual Property Matters	67
7.7 Shared Contracts	69
7.8 R&W Insurance	70
7.9 Intercompany Obligations	70
7.10 Privacy Policy	70
7.11 Bulk Sales Laws	70
7.12 Non-Competition	70
7.13 Non-Solicitation	71
7.14 Confidentiality	71
7.15 Insurance Matters	72

Article 8 CONDITIONS TO CLOSING; DELIVERABLES	72
8.1 Conditions Precedent to Obligation of Buyer	72
8.2 Conditions Precedent to Obligation of Seller	74
8.3 Deliveries at the Closing	74

ii

Article 9 TERMINATION	75
9.1 Termination Rights	75
9.2 Effect of Termination	77
9.3 Buyer Termination Fee	77

Article 10 SURVIVAL; INDEMNIFICATION	78
10.1 Survival	78
10.2 Indemnification by Seller	78
10.3 Indemnification by Buyer	79
10.4 Certain Limitations	79
10.5 Procedures	80
10.6 Satisfaction of Claims	81
10.7 Remedies; Recovery	82

Article 11 MISCELLANEOUS	83
11.1 Further Assurances	83
11.2 Notices	83
11.3 Assignment	84
11.4 Governing Law; Venue	84
11.5 Specific Performance	85
11.6 Amendment and Waiver	86
11.7 Entire Agreement; No Third Party Beneficiaries	86
11.8 Severability	86
11.9 Counterparts; Signatures	87
11.10 Debt Financing Sources	87
11.11 Non-Recourse	88
11.12 Guaranty	88

iii

Exhibits & Schedules

Exhibit A	Net Working Capital of the Business
Exhibit B	Bill of Sale
Exhibit C	Transition Services Agreement
Exhibit D	IP Assignment Agreement
Exhibit E	R&W Policy
Exhibit F	Assignment of Lease
Exhibit G	MedWise Commercial Agreement
Schedule 2.2.1(b)	Assumed Leases
Schedule 2.2.1(c)	Assumed Contracts
Schedule 2.2.1(d)	Shared Contracts
Schedule 2.2.1(e)	Purchased IP Rights
Schedule 2.2.1(f)	Other Purchased Assets
Schedule 2.2.1(h)	Permits
Schedule 2.2.1(k)	Policies
Schedule 2.9.1	Required Third Party Consents
Schedule 5.3.3	Buyer Filings
Schedule 7.1.4	Allocation Methodology

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of June 18, 2022, by and between Tabula Rasa HealthCare Group, Inc., a Delaware corporation (“Seller”) and Transaction Data Systems, Inc., a Florida corporation (“Buyer”), and, solely for purposes of Sections 6.1, 7.12, 7.13 and 11.12 and ARTICLE 10 (and any definitions contained in or applicable to such sections and article), Tabula Rasa HealthCare, Inc., a Delaware corporation (“Parent”). Each of Buyer and Seller is sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

BACKGROUND

A.	Seller operates an unincorporated business division called PrescribeWellness, which provides cloud-based patient engagement solutions that facilitates collaboration between pharmacies, patients, payers, providers, and pharmaceutical companies and includes identification of priority outreach targets, multichannel patient communications, including voice and text, vaccination program support, personalized business planning, marketing and community engagement, Medicare plan reviews, medication adherence and synchronization, eCare plans (inclusive of medical billing), and digital consumer offering (including an integrated request adapted mobile device, scheduling, and consumer microsites) which, for the avoidance of doubt, specifically relates to modules branded under the PrescribeWellness Platform consisting of Patient Engagement Communications, MedSync, Vaccinations, Medicare Plan Reviews, eCare Plans, PrescribeWellness365, Digital Pharmacy, Contact Free Intake and all other Business Products, including those set forth on Section 4.12.2 of the Disclosure Schedules, but does not include any of Seller’s remaining businesses (collectively, the “Business”).

B.	Seller desires to sell to Buyer the Purchased Assets, and Buyer wishes to purchase from Seller the Purchased Assets and assume from Seller all of the Assumed Liabilities, all on the terms and conditions set forth in, this Agreement.

C.	Seller owns and operates multiple other business divisions and assets, and this Agreement relates only to the purchase and sale of the Business.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound hereby, agree as set forth below.

Article 1
DEFINITIONS; CONSTRUCTION

1.1              Definitions. As used in this Agreement, the following terms have the meanings specified in this Article 1.

“Accrued PTO” has the meaning set forth in Section 2.3.1(c).

“Acquisition Proposal” has the meaning in Section 6.7.

“Action” means any action, suit, arbitration, investigation or proceeding of any nature or kind whatsoever, whether civil, criminal, administrative, regulatory or otherwise, at law or in equity, by or before any Governmental Body or arbitrator.

“Active Business Employee” means any Business Employee other than an Inactive Business Employee.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, where “control” (and its variants) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, contract, or otherwise.

“Agreement” has the meaning set forth in the preamble, and includes all Disclosure Schedules and Exhibits attached hereto.

“Allocation Methodology” has the meaning set forth in Section 7.1.4.

“Allocation Schedule” has the meaning set forth in Section 7.1.4.

“Ancillary Agreements” means the Bill of Sale, the Transition Services Agreement, the IP Assignment Agreement, the Assignment of Lease, and the other agreements, certificates, instruments and documents required to be delivered at the Closing hereunder.

“Annual Financial Statements” has the meaning set forth in Section 4.4.1.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended and any other applicable domestic or foreign anti-corruption or anti-bribery laws, other than those defined under “Healthcare Laws”.

“Assignment of Lease” has the meaning set forth in Section 8.3.1(h).

“Assumed Contracts” has the meaning set forth in Section 2.2.1(c).

“Assumed Leases” has the meaning set forth in Section 2.2.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.1.

“BAA” has the meaning set forth in Section 4.18.2.

“Base Purchase Price” has the meaning set forth in Section 2.4.

“Bill of Sale” has the meaning set forth in Section 8.3.1(b).

“BlackRock” has the meaning set forth in Section 6.4.3.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means each day other than Saturday, Sunday or a day on which banking institutions in New York are authorized or obligated by Law or executive order to close.

“Business Employee” means any full or part time employee of the Business (who spends substantially all of his or her work time working for the Business) as identified in Section 4.13.1 of the Disclosure Schedules.

“Business Intellectual Property” means (i) any and all Business-Utilized Intellectual Property and (ii) any and all Third-Party Intellectual Property that is licensed to Seller or its Affiliates primarily for use in the Business.

“Business Intellectual Property Agreements” means any Contract relating to any Business Intellectual Property or IT Assets to which Seller or any of its Affiliates is a party including (i) any co-existence or settlement agreements, forbearances to sue, or consents, in each case, related to any Business Intellectual Property or IT Assets and (ii) any Contracts for Third-Party Intellectual Property or IT Assets consisting of software or other technology that is generally, commercially available pursuant to a “shrink-wrap,” “click-through” or similar non-exclusive license for a one-time fee of less than $10,000 or an annual fee of less than $25,000 (such Contracts in (ii), “Off-the-Shelf Licenses”) unless such Off-the-Shelf Licenses are being provided to Buyer pursuant to the Transition Services Agreement.

“Business Products” means all products and services currently produced, marketed, licensed, sold, supported or maintained by or on behalf of Seller with respect to the Business and all products or services currently or at any time prior to Closing under development by Seller with respect to the Business.

“Business Registered Intellectual Property” means United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (C) registered Internet domain names, and (D) registered copyrights and applications for copyright registration, in each case, that are registered or filed in the name of, or owned or purported to be owned by, Seller or any of its Affiliates and are primarily used or held for use in connection with the Business.

“Business-Utilized Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by Seller or any of its Affiliates as of the date hereof or the Closing Date and are primarily used or held for use in connection with the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 7.2.6.

“Buyer Covenant Parties” has the meaning set forth in Section 7.6.3.

“Buyer Delivered Documents” means this Agreement and each of the other agreements, instruments, and documents to be executed and delivered by Buyer pursuant to this Agreement.

“Buyer Group” has the meaning set forth in Section 9.3.

“Buyer Indemnified Parties” means Buyer and its Affiliates and its or any their respective Affiliates’ directors, officers, employees, Affiliates, controlling persons, agents, attorneys, advisors, equityholders or representatives.

“Claim-Related Expenses” means any and all reasonable third party expenses incurred in connection with investigating or defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder, including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

“Closing” has the meaning set forth in Article 3.

“Closing Date” has the meaning set forth in Article 3.

“Closing Date Payment Amount” has the meaning set forth in Section 2.5.

“Closing Date Working Capital Amount” means the Net Working Capital as of the Effective Time.

“Closing Statement” has the meaning set forth in Section 2.5.

“COBRA” means the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

“Competitive Business” means the business of providing cloud-based patient engagement solutions that facilitate collaboration between pharmacies, patients, payers, providers, and pharmaceutical companies and includes identification of priority outreach targets, multichannel patient communications, including voice and text, vaccination program support, personalized business planning, marketing and community engagement, Medicare plan reviews, medication adherence and synchronization, eCare plans (inclusive of medical billing), and digital consumer offering (including an integrated request adapted mobile device, scheduling, and consumer microsites), but does not include any of Seller’s remaining businesses.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” means any contract, promissory note, indenture, mortgage, deed of trust, financial instrument, lease, sublease, license, sublicense, or other written agreement of any kind that is binding on a Person under applicable Law.

“Covenant Third Parties” has the meaning set forth in Section 7.6.3.

“Credit Agreement” means that certain Loan and Security Agreement, dated as of December 18, 2020, by and among Tabula Rasa Healthcare Group, Inc., Tabula Rasa Healthcare, Inc., CK Solutions, LLC, Personica, LLC, TRHC TPA, LLC and Personifilrx, LLC, as borrowers, the lenders party thereto from time to time, Western Alliance Bank, as administrative agent, and Regions Bank, as documentation agent, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Amendment” means the requisite consents and/or waivers of the lenders holding commitments and loans under the Credit Agreement necessary to amend and/or waive certain provisions thereunder (pursuant to Section 14.5 thereof) as required to prevent any default or event of default under the Credit Agreement from occurring after giving effect to the consummation of the transactions described herein, which Credit Agreement Amendment shall be in form and substance reasonably satisfactory to Buyer, Seller and Parent.

“CSF” means the HITRUST common security framework.

“Debt Commitment Letter” means any debt commitment letter entered into in connection with the Debt Financing.

“Debt Financing” means any customary debt financing provided to Buyer in connection with the transactions contemplated hereby.

“Debt Financing Deliverables” means the documentation and other information as is reasonably requested in writing by Buyer, which prospective Debt Financing Sources reasonably determine is required under applicable “know your customer” and anti-money laundering rules and regulations in connection with the Debt Financing, including without limitation the PATRIOT Act.

“Debt Financing Sources” means the Persons that provide or arrange the Debt Financing in connection with the transactions contemplated hereby, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, attorneys, agents and representatives and their respective permitted successors and assigns.

“Definitive Debt Financing Agreements” has the meaning set forth in Section 11.10.

“Direct Claim” has the meaning set forth in Section 10.5.2.

“Disclosure Schedules” means the Disclosure Schedules attached to this Agreement (including all attachments thereto).

“Effective Time” has the meaning set forth in Article 3.

“Employee Benefit Plan” means any (a) “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (b) stock or membership interest option, stock or membership interest purchase, stock or membership interest appreciation, restricted stock or membership interest or other equity or equity-based or phantom award, VEBA, profit sharing, pension, retirement, deferred compensation, incentive compensation, medical, life, disability, accident, salary continuation, severance, retention, change in control, paid time off, supplemental retirement and unemployment benefit plan, agreement, arrangement, or program (whether or not insured), or (c) other compensation or benefit plan, agreement, arrangement, or program that is maintained, sponsored or contributed to or required to be contributed to by Seller, any subsidiary or an ERISA Affiliate of Seller for the benefit of any current or former Business Employee or with respect to which Seller, any subsidiary or any ERISA Affiliate thereof has any liability in respect of any Business Employee.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, easement, right of first refusal, option, lien, charge, adverse ownership claim or interest, conditional sale or other title retention agreement, defect in title, or other restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 4.2.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Body relating to (a) the control of any pollutant, contaminant, or Hazardous Material, or the protection or restoration of the environment (including air, water and land) or natural resources; (b) the generation, manufacture, processing, use, handling, treatment, storage, disposal, release, distribution and transportation of solid, gaseous or liquid wastes, or Hazardous Materials, including the Clean Air Act (42 U.S.C. §7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. §1251 et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. §9601 et seq), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et. seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §11001 et seq.), and the Hazardous Materials Transportation Act (49 U.S.C. §5101 et seq.) and (c) human health and safety (to the extent relating to exposure to such materials, substances, or wastes).

“EPHI” means electronic protected health information.

“Equity Commitment Letter” has the meaning set forth in Section 5.6.

“Equity Financing” has the meaning set forth in Section 5.6.

“Equity Interests” means (i) the shares of capital stock of a corporation, (ii) the general or limited partnership interests of any partnership, (iii) the membership or other ownership interest of any limited liability company, including the quotas representing the corporate capital of any limited liability company, (iv) the equity securities or other ownership interests of any kind of any other legal entity, or (v) any option, warrant or other right to convert into, exchange or exercise for, or otherwise receive any of the foregoing, in any such case, whether owned or held beneficially, of record or legally.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code.

“Estimated Working Capital Amount” has the meaning set forth in Section 2.6.

“Excluded Assets” has the meaning set forth in Section 2.2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3.2.

“Exhibits” means the exhibits attached to this Agreement.

“Export Control Laws” means the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations and other similar export control Laws or restrictions applicable to the Seller and its operations from time to time.

“Final Working Capital Amount” has the meaning set forth in Section 2.7.1.

“Financial Statements” has the meaning set forth in Section 4.4.1.

“GAAP” means United States generally accepted accounting principles in effect for the relevant time period.

“Governing Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, certificate or articles of formation or organization, bylaws, shareholders agreement, operating agreement, articles of association, or other charter documents or organizational or governing documents or instruments of such Person.

“Government Official” means any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on the behalf of, such public international organization, including but not limited to directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by a government or public international organization.

“Governmental Body” means any court or government (federal, state, local, foreign or provincial) or any political subdivision thereof, including without limitation, any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, resolution, monitoring or settlement agreement, determination or award entered by or with any Governmental Body.

“Guaranty Items” has the meaning set forth in Section 11.12.

“Hazardous Materials” means any substance, material or waste defined or regulated as “hazardous,” “toxic,” “radioactive,” a “contaminant,” a “pollutant” or words of similar meaning under any Environmental Law, including any petroleum or petroleum product, asbestos or asbestos containing material, radon, polychlorinated biphenyls, per- and polyfluoroalkyl substances and 1,4-dioxane.

“Healthcare Laws” means all Laws pertaining to the regulation of healthcare, entities that provide items or services directly or indirectly to, for, or on behalf of healthcare providers and suppliers or the payment or reimbursement for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers, including: (a) the federal Anti Kickback Statute (42 U.S.C. § 1320a-7b), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Exclusions Law (42 U.S.C. § 1320a-7), the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. §§ 287 and 1001), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801 et seq.), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), the Health Care Fraud Law (18 U.S.C. § 1347) and any regulations promulgated pursuant to such statutes, (b) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, (c) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder, (d) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder, (e) HIPAA and state health privacy, medical records, and medical information Laws, (f) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care Education and Reconciliation Act (Pub. L. 111-152), and the regulations promulgated thereunder, (g) quality and safety Laws relating to the regulation, storage, provision or administration of, or payment for, healthcare items or services, including prescription products and controlled substances, (h) licensure Laws relating to the regulation, provision or administration of, or payment for, healthcare items or services, (i) any Laws and regulations of a Third-Party Payor Program, (j) federal, state, and local Laws and regulations relating to the practice of pharmacy, medication therapy management programs and services, including comprehensive medication reviews, targeted medication reviews, and communications with patients and beneficiaries, including communications regarding medications and refills, (k) all applicable Laws relating to the coding or, provision of, or billing or payment for, healthcare items or services or relating to healthcare information, (l) all applicable state and local Laws regulating fee splitting, licensing, reimbursement, kickbacks, claim processing, corporate practice of medicine, and medical record documentation requirements, and (m) any analogous Laws imposed by any state or local jurisdiction, including any similar state or local fraud and abuse Laws governing the offer, payment, solicitation or receipt of any remuneration in exchange for a referral, furnishing, arranging for the furnishing, lease, purchase, order, or recommendation of any healthcare product or service.

“HIPAA” has the meaning set forth in Section 4.18.2.

“HITRUST” means the Health Information Trust Alliance.

“HITRUST CSF Certification” means a CSF third-party validated report with certification issued by HITRUST based on testing performed by an independent CSF assessor and reviewed, approved and certified by HITRUST.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IIHI” means individually identifiable health information.

“Inactive Business Employee” means a Business Employee who is not actively at work as of the Closing Date due to workers compensation, short-term disability, long-term disability or any other approved continuous leave of absence (excluding paid-time off or other intermittent leave).

“Indebtedness” means, with respect to any Person, without duplication, (i) indebtedness for borrowed money (including principal and interest), (ii) all liabilities for the deferred purchase price for property, securities, stocks, assets or services, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise), (iii) indebtedness evidenced by any note, bond, debenture, or other debt instrument or debt security, (iv) any amounts owed under any letters of credit, surety and performance bond or bankers acceptances or similar credit facilities, (v) any amounts owed under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (vi) obligations relating to leases classified as capital or financial leases in the Financial Statements or in accordance with GAAP (but excluding leases classified as operating leases in the Financial Statements), (vii) guarantees or other assurances of payment obligations of another Person’s Indebtedness and (viii) all accrued but unpaid interest on any of the foregoing and all make-whole amounts, prepayment penalties, breakage fees and other exit fees paid or payable in the event that any of the foregoing is to be repaid or otherwise discharged, but excluding any liabilities or obligations included in the calculation of Net Working Capital.

“Indemnifiable Loss” has the meaning set forth in Section 10.6.

“Indemnified Party” has the meaning set forth in Section 10.5.

“Indemnifying Party” has the meaning set forth in Section 10.5.

“Independent Accountant” has the meaning set forth in Section 2.7.2.

“Insurance Matter” has the meaning set forth in Section 7.15.

“Insurance Policies” has the meaning set forth in Section 4.22.

“Intellectual Property” means any and all intellectual property and proprietary rights whether protected, created, or arising under the Laws of the United States or any other jurisdiction throughout the world, including all rights in, arising out of, or associated therewith with any of the following: (A) patents, utility models, and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes (whether patentable or unpatentable and whether or not reduced to practice), industrial designs, and any registrations and applications for any of the foregoing (“Patents”); (B) trade names, corporate names, product names, logos, slogans, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, all other designations of source, origin, sponsorship, endorsement or certification (“Trademarks”), and any and all goodwill associated with and symbolized by and all common law rights related to the foregoing items; (C) Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, social media handles and accounts (“Domain Names”); (D) designs, works of authorship (including all website content, documentation, advertising copy, marketing materials, and specifications) together with all translations, adaptations, derivations, and combinations thereof, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, rights in software, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated (“Copyrights”); (E) all tangible embodiments of the foregoing (including, without limitation, source code and documentation for software), and (F) all causes of action, claims and remedies for past, current, and future infringement, misappropriation, and similar violations of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.4.1.

“Inventions” has the meaning set forth in Section 7.6.3.

“IP Assignment Agreement” has the meaning set forth in Section 8.3.1(e).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment.

“KD” means karmadata, Inc., a Delaware corporation.

“KD Acquisition” means the closing of the transactions contemplated by the KD APA.

“KD APA” means that certain Asset Purchase Agreement, dated as of the date hereof, by and between Seller and KD.

“KD Assets” means all of Seller’s rights, title and interests in and to all Intellectual Property and other assets and rights acquired pursuant to the KD Acquisition.

“KD Assumed Liabilities” has the meaning given to the term “Assumed Liabilities” in the KD APA.

“Law” means any statute, law, ordinance, code, rule, regulation, rule, judgment, decree or legally binding decisions enacted, adopted, issued or promulgated by any Governmental Body, including any Governmental Order.

“Leased Real Property” has the meaning set forth in Section 4.9.

“Leases” has the meaning set forth in Section 4.9.

“Losses” means, without duplication, any and all losses, liabilities, interest, costs, settlement payments, judgments, fines, penalties, Taxes, damages, diminution in value or Claim-Related Expenses.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, rights, operations, financial condition or assets of the Business, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or impair Seller’s ability to consummate the transactions contemplated by this Agreement; provided, however, that, in the case of clause (a) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: any facts, circumstances, events, changes, effects or occurrences (i) resulting from or relating to the identity of Buyer or any of its Affiliates as the Buyer of the Business or the announcement of or execution of this Agreement or the pendency of or consummation of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers or others having relationships with the Business; (ii) resulting from or relating to political conditions or any acts of terrorism, military action, or war (whether or not declared) or any escalation or worsening thereof or any epidemic, pandemic or disease outbreak (including COVID-19); (iii) relating to generally applicable economic conditions (including the state of the financial, debt, credit or securities markets, in the United States or elsewhere) or the industries in which the Business operates in general; (iv) resulting from or relating to any change in Laws or GAAP or authoritative interpretations thereof; (v) resulting from or relating to the failure of the Business to meet projections, forecasts or estimates delivered to any Person (provided that the underlying causes of such changes or failures may be considered in determining whether there is a Material Adverse Effect unless otherwise provided in this definition); or (vi) resulting from or relating to any natural or man-made disaster or acts of God; provided, that, any event, occurrence, fact, condition or change referred to in clauses (ii), (iii), (iv), or (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.16.1.

“Measurement Period” has the meaning set forth in Section 2.10.2(a).

“MedWise Commercial Agreement” has the meaning set forth in Section 8.3.1(i).

“Most Recent Balance Sheet” has the meaning set forth in Section 4.4.2.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.4.2.

“Net Working Capital” means an amount equal to (i) the sum of the current assets described in Exhibit A that are included in the Purchased Assets minus (ii) the sum of the current liabilities and long term liabilities described in Exhibit A that are included in the Assumed Liabilities, in each case, as calculated in accordance with (i) accounting principles set forth on Exhibit A, (ii) to the extent not inconsistent with clause (i) and, to the extent consistent with GAAP, the accounting principles, policies, practices and procedures used in the preparation of the Annual Financial Statements as of December 31, 2021, and (iii) to the extent not addressed in (i) or (ii), GAAP. Exhibit A will include a sample calculation of the Net Working Capital as of March 31, 2022.

“Non-Party Affiliate” means with respect to a Party, any of such Party’s former, current and future equity holders, controlling Persons, Representatives, managers, directors, officers, general or limited partners or assignees (or any former, current or future equity holder, controlling Person, Representative, manager, general or limited partner or assignee of any of the foregoing).

“Non-Transferable Asset” has the meaning set forth in Section 2.9.

“Notification” has the meaning set forth in Section 7.1.5.

“Objections” has the meaning set forth in Section 2.7.1.

“Open Source Materials” means any software subject to a license agreement that (a) requires the licensor to permit reverse-engineering of the licensed software or other software incorporated into, derived from, or distributed with such licensed software, or (b) requires the licensed software or other software incorporated into, derived from, or distributed with such licensed software to (i) be distributed or otherwise made available to any Person in source code form; (ii) be licensed to any Person for the purpose of making derivative works; or (iii) be distributed or otherwise made available to any Person at no charge (“OSS License Agreement”). OSS License Agreements include, but are not limited to, GNU General Public Licenses (GPL), GNU Lesser General Public Licenses (LGPL), the Mozilla Public License (MPL), and the Netscape Public License.

“Outside Date” has the meaning set forth in Section 9.1.5.

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Periodic Non-Income Taxes” has the meaning set forth in Section 7.1.1.

“Permits” has the meaning set forth in Section 4.18.1.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) liens or rights of lessors, landlords, carriers, warehousemen, mechanics, materialmen and repairmen and other similar liens arising in the ordinary course of business for sums not yet due and payable or that can be paid without penalty for late payment, (c) easements, rights of way or other restrictions on use that are imposed by Law relating to zoning, building or land use but excluding any violations of any such Laws which materially interfere with the present use or occupancy of such property affected, (d) other non-monetary liens on, or imperfections of title with respect to, and encroachments upon, property that do not materially impair the current use, occupancy or value of the property affected thereby, and (e) with respect to securities, restrictions imposed by applicable securities Laws.

“Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” shall mean any information that (A) alone or in combination with other information, relates to an identified or identifiable, or allows (or could reasonably be used to allow) the identification of a, natural Person, devise or household or otherwise constitutes or is defined as “personally identifiable information”, “personal information”, “personal data”, “protected health information” or similar information protected by or term defined under Law, including a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, health information, consumer report information, device identifiers, transaction identifier, IP addresses, physiological and behavioral biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by or for Seller allows the identification of or contact with a natural person or a particular computing system or device, or with respect to which there is a reasonable basis to believe it can be used to identify a natural person (and which, for greater certainty, includes all such information with respect to employees); any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing; (B) constitutes personal data, personal information, personally identifiable information, protected health information or similar information protected by Privacy Laws; or (C) any information that relates to an identified or identifiable legal entity, where such information constitutes or is protected in a manner similar to information listed in the foregoing clauses (A) and (B) under Privacy Laws.

“PHI” means protected health information.

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.7.3.

“Post-Closing Period” means any Tax period that starts on or after the Closing Date and the portion of any Straddle Period starting on the Closing Date.

“Post-Closing WC Statement” has the meaning set forth in Section 2.7.1.

“Pre-Closing Period” means any Tax period that ends on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Privacy Laws” mean any applicable Laws relating to Personal Data, the collection, confidentiality, privacy, secrecy, security, protection, disposal, access, acquisition, use, disclosure, creation, receipt, maintenance, transmission, international transfer or other processing (such activities, collectively, “Processing”) of Personal Data (other than HIPAA) and incident reporting and data breach notifying requirements regarding Personal Data (other than HIPAA).

“Privacy Policies” shall mean any binding industry standard or posted policy relating to privacy, Personal Data (and the Processing thereof) or the security of any IT Assets.

“Processing” has the meaning set forth in the definition of Privacy Laws.

“Promotional Items” has the meaning set forth in Section 7.6.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchased Assets” has the meaning set forth in Section 2.2.1.

“Purchased IP Rights” has the meaning set forth in Section 2.2.1(e).

“Qualifying Offer” has the meaning set forth in Section 7.2.1.

“R&W Insurer” has the meaning set forth in Section 7.8.

“R&W Policy” means that certain insurance policy obtained by Buyer, or an Affiliate of Buyer, covering breaches of the representations and warranties provided under Article 4 of this Agreement.

“Release Documents” means releases from third parties of any and all Encumbrances relating to the Purchased Assets (including Encumbrances securing obligations under the Credit Agreement), all on terms reasonably satisfactory to the Buyer.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives.

“Required Third Party Consents” has the meaning set forth in Section 2.9.

“Required Information” means (a) (i) the Financial Statements and (ii) the unaudited balance sheets and unaudited consolidated income statements of the Business for each fiscal period ended after March 31, 2022 and at least forty-five (45) days before the Closing Date and (b) the financial information reasonably necessary for Buyer to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the applicable borrower as of and for the twelve-month period ending on the last day of the four fiscal quarter period most recently completed prior to the Closing Date for which financial statements set forth in clause (a) above are delivered or required to be delivered pursuant to Section 6.6.1.

“Resolution Period” has the meaning set forth in Section 2.7.1.

“Restricted Period” has the meaning in Section 7.12.1.

“Retained Businesses” has the meaning set forth in Section 7.6.2.

“Review Period” has the meaning set forth in Section 2.7.1.

“Sanctioned Country” means any country or territory that is the subject or target of comprehensive Sanctions (at the time of this agreement, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Persons” means, at any time, (a) any Person listed in any Sanctions-related list of designated blocked Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all applicable economic sanctions laws, regulations, and executive orders of the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, and any other relevant sanctions authority.

“Seller” has the meaning set forth in the preamble.

“Seller’s 401(k) Plan” has the meaning set forth in Section 7.2.6.

“Seller Covenant Parties” has the meaning set forth in Section 7.6.3.

“Seller Delivered Documents” means this Agreement and each of the other agreements, instruments, and documents to be executed and delivered by Seller pursuant to this Agreement.

“Seller Indemnified Parties” means Seller, any Affiliate of Seller, and the respective officers, managers, members, directors, employees, agents and representatives of any of them.

“Seller Marks” has the meaning set forth in Section 7.6.

“Seller’s Knowledge” and all permutations thereof, means the actual knowledge of Brian Adams, Farah Madhat, Shymaa Abdelaaty, Laura Hastings or Bob Sullivan.

“Shared Contracts” has the meaning set forth in Section 7.7.

“SOC 2 Report” a report of the findings from a SSAE 18, Services Organizations Control Reporting Type II SOC 2 Review.

“Sponsor” means BlackRock Long Term Private Capital, SCSP.

“SSAE 18” means the Statements on Standards of Attestation Services No. 18 promulgated by the American Institute of Certified Public Accountants.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subject Courts” has the meaning set forth in Section 11.10.

“Target Incremental Store Count” means an amount equal to 18,703 minus the Final 2023 Store Count.

“Target Working Capital Amount” means an amount equal to $900,000.

“Tax” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed by or payable to any Governmental Body and including any interest or penalties imposed with respect thereto.

“Tax Claim” has the meaning set forth in Section 7.1.5.

“Tax Return” means any return, declaration, form, report, claim for refund, or information return or statement filed or required to be filed with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 9.3.

“Third-Party Claim” has the meaning set forth in Section 10.5.2(a).

“Third-Party Intellectual Property” shall mean any and all Intellectual Property owned by a third party.

“Third-Party Payor Programs” means all third-party payor programs, including Medicare, Medicaid, TRICARE and any other federal, state or local health care programs, as well as managed care plans, private, non-governmental insurance, workers compensation programs, and administered self-funded employer or union plans.

“Top Customers” has the meaning set forth in Section 4.17.

“Top Vendors” has the meaning set forth in Section 4.17.

“Total Revenue” means, with respect to Earnout Year 2, the subscription, implementation or other professional services revenue recognized by Buyer in respect of the Business Products of the Business for such period, determined in accordance with GAAP applied and calculated in a manner consistent with the following sentence. For purposes of determining Total Revenue, (i) if a Business Product is offered by Buyer on a standalone basis, Total Revenue shall be calculated as the gross subscription, implementation or other professional services revenue recognized by Buyer in respect of such Business Product, determined in accordance with GAAP; or (ii) if a Business Product is offered on a combined basis with Buyer’s practice management system (“PMS”) products, Total Revenue shall be calculated as one-third of the subscription, implementation or other professional services revenue for the combined PMS/Business Product offering determined in accordance with GAAP.

“Total Store Count” means, as of the time of such determination, the total number of individual pharmacies that, as of the date of such determination, subscribe to one or more Business Products of the Business.

“Transfer Taxes” has the meaning set forth in Section 7.1.3.

“Transferred Employee” has the meaning set forth in Section 7.2.1.

“Transferred Employee Records” has the meaning set forth in Section 2.2.1(l).

“Transition Services Agreement” has the meaning set forth in Section 8.3.1(c).

“Transitional Claim Assistance” has the meaning set forth in Section 7.15.

“Transitional Coverage” has the meaning set forth in Section 7.15.

“Transitional Coverage Period” has the meaning set forth in Section 7.15.

“Unsecured Protected Health Information” means PHI that has not been rendered unusable, unreadable, or indecipherable to unauthorized persons through the use of a technology or methodology specified in the U.S. Department of Health and Human Services Office for Civil Rights’ guidance to render unsecured PHI unusable, unreadable or indecipherable to unauthorized individuals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar state or local Laws.

“Willful Breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of, or the failure to take, such act would, or would reasonably be expected to, cause a breach of this Agreement.

1.2              Construction.

1.2.1        Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to all genders; (v) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, as may be amended from time to time; (vi) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; and (vii) titles and captions used in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

1.2.2        A reference to any Person includes such Person’s successors and permitted assigns; provided, however, that the foregoing is not intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

1.2.3        Any reference to “days” means calendar days unless Business Days are expressly specified.

1.2.4        Any references to “dollars” or “$” means dollars of the United States of America.

1.2.5        Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated, or replaced from time to time, and in the case of any such amendment, re-enactment, consolidation, or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated, or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.2.6        The Disclosure Schedules and Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes. The Disclosure Schedules have been arranged in separately numbered sections corresponding to the sections of this Agreement; however, the information and disclosures set forth in a particular section or subsection of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each other section and subsection thereof where the applicability of such information or disclosure to such other section or subsection is reasonably apparent on its face without imputing any additional knowledge of the facts described. The disclosures in the Disclosure Schedules may be over-inclusive, considering the materiality standards contained in, and the disclosures required by, the provisions of this Agreement, and the fact that any item or matter is disclosed in the Disclosure Schedules shall not be deemed to set or establish different standards of materiality or required disclosures from those set forth in the corresponding provisions of this Agreement. The disclosure of any item or information in the Disclosure Schedules is not an admission that such item or information is material or required to be disclosed in the Disclosure Schedules or is of a nature that would constitute a Material Adverse Effect. The information and disclosure contained in the Disclosure Schedules shall not be deemed to expand in any way the scope or effect of the representations and warranties set forth in this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

1.2.7        The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions of this Agreement.

Article 2
PURCHASE AND SALE

2.1              Purchase and Sale of Assets. Upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s and, as applicable, its Affiliates’ right, title, and interest in, to and under the Purchased Assets to the extent existing immediately prior to the Closing, free and clear of all Encumbrances other than Permitted Encumbrances.

2.2              Purchased Assets and Excluded Assets.

2.2.1        Purchased Assets. “Purchased Assets” means all of Seller’s and, as applicable, its Affiliates’, right, title and interest in and to all assets, properties and rights (other than the Excluded Assets) that are primarily used or held for use in connection with the Business, whether tangible or intangible, real, personal or mixed, including the following:

(a)               all personal property and interests therein, including IT Assets, computers, office furniture, fixtures, office equipment, communications equipment, operating supplies primarily used or held for use in connection with the Business;

(b)               the Leases related to the Business set forth in Schedule 2.2.1(b) (the “Assumed Leases”);

(c)               the Contracts primarily related to the Business (other than any Employee Benefit Plan), including (i) the Contracts set forth in Schedule 2.2.1(c) and (ii) the Business Intellectual Property Agreements (collectively, the “Assumed Contracts”), including Seller’s or its Affiliates’ rights to use Third-Party Intellectual Property included within any Assumed Contract;

(d)               the portion of any Shared Contracts which relates to the Business and not to any other business that are set forth on Schedule 2.2.1(d);

(e)               the Business Intellectual Property, including the Intellectual Property rights that are set forth in Schedule 2.2.1(e) (the “Purchased IP Rights”), but excluding for this clause (e), for the avoidance of doubt, any Third-Party Intellectual Property which are covered by clause (c) above;

(f)                the other assets and rights of the Business set forth in Schedule 2.2.1(f) to this Agreement;

(g)               all claims and rights of action against any third party that primarily relate to or arise out of the Purchased Assets or the Assumed Liabilities, in each case, to the extent such claims and rights accrue or arise before, on or after the Effective Time, and the right to retain all recoveries and proceeds therefrom;

(h)               all Permits that are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Schedule 2.2.1(h);

(i)                 all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent primarily related to any Purchased Assets;

(j)                 all trade accounts receivable of Seller from third parties in connection with the Business and other current assets included in the calculation of the Closing Date Working Capital Amount;

(k)               subject to Section 2.2.2(g), (i) all originals (or if Seller does not have originals, then all copies) of all agreements and other documents that constitute an Assumed Liability, (ii) copies of Parent’s healthcare, HIPAA and other privacy, security and breach notification policies and procedures applicable to the Business, including those listed on Schedule 2.2.1(k), and copies of Parent’s related healthcare and HIPAA compliance materials and all other communications and records of activities, actions and designations that are required to be documented under HIPAA or Healthcare Laws with respect to the Business, (iii) copies of all BAAs related to the Business or Purchased Assets, (iv) copies of all other books and records, including records of account, any Tax Returns (and to the extent required original Tax Returns) that relate solely to the Business or Purchased Assets, files, customer lists, data and correspondence to the extent primarily related to the Business, the Purchased Assets or the Assumed Liabilities and (v) a copy in a mutually agreed format of all agreements and other documents, books of account, records, files, customer lists, and correspondence that otherwise relate to the Purchased Assets or the Assumed Liabilities, with the right to use and disclose same without Seller’s consent;

(l)                 to the extent permitted by applicable Law, personnel and employment records for the Transferred Employees (the “Transferred Employee Records”);

(m)             all goodwill primarily related to the Business or any of the Purchased Assets listed in clauses (a) through (j) above or clauses (n) or (o) below;

(n)               without duplication of any items listed in clauses (a) through (m) or (o) and other than cash and cash equivalents, all assets as reflected on the Most Recent Balance Sheet (subject to any increases, or decreases thereof as may occur prior to the Closing and not in violation of Section 6.3) as they exist on the Closing Date; and

(o)               the Business Products; and

(p)               the KD Assets.

2.2.2        Excluded Assets. Notwithstanding the provisions of Section 2.2.1, Buyer shall acquire no right, title or interest in any Excluded Asset under or pursuant to this Agreement or as a result of the transactions contemplated hereby. The “Excluded Assets” consist of all assets, properties and rights of Seller and its respective Affiliates other than the Purchased Assets, including the following:

(a)               all assets owned, leased, used or held for use by Seller or any of its Affiliates primarily in connection with any of their businesses or operations other than the Business;

(b)               all cash and cash equivalents, bank accounts, deposits, marketable securities and prepaid items other than prepaid items and deposits of the Business included in the calculation of the Closing Date Working Capital Amount;

(c)               all claims and rights of action of any nature whatsoever against any Person relating to any of the Excluded Assets or Excluded Liabilities;

(d)               all rights under, and assets held by, the Employee Benefit Plans and other employee benefit plans, programs, arrangements and agreements, including any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements, but not including any agreements set forth in Schedule 2.2.1(f) to this Agreement;

(e)               all claims for refunds of Taxes attributable to the Business relating to periods ending on or before the Effective Time and claims for refunds of any other Taxes paid by Seller or any of its Affiliates;

(f)                all Intellectual Property rights owned by Seller or its Affiliates other than the Purchased IP Rights;

(g)               Seller’s, and its Affiliates’ (i) minute books, Governing Documents, share records and Tax Returns other than Tax Returns in Section 2.2.1(k); (ii) all books and records which Seller or any of its Affiliates are required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that copies of such books and records are, to the extent permitted by Law, included in the Purchased Assets to the extent primarily related to the Business; (iii) all records, reports, correspondence and memoranda prepared or received by Seller or any of its Affiliates (including all analyses relating to the Business or Buyer so prepared or received), and all valuations, expressions of interest and bids received from all Persons, in each case, in connection with the sale of the Business or the transactions contemplated hereby; (iv) all financial statements of Seller or its Affiliates (other than those that relate primarily to the Business) and all records (including working papers) related thereto; (v) a copy of all consolidating and consolidated financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements (including working papers); and (vi) any document or other item subject to attorney-client or similar privilege;

(h)               subject to Section 7.15, all insurance policies and all of Seller’s rights thereunder, including insurance policies in respect of directors and officers and to all claims against insurance carriers;

(i)                 any claims, rights and interest in and to any refunds of income Taxes of Seller, and its Affiliates with respect to the operation of the Business or the Purchased Assets for taxable years or periods ending on or prior to the Closing Date, and all beneficial interests in any portion of such a refund with respect to the operation of the Business or the Purchased Assets for any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on or prior to the Closing Date;

(j)                 Contracts that do not constitute Assumed Contracts or Shared Contracts;

(k)               the portion of any Shared Contracts which relate to a business other than the Business;

(l)                 Employee Benefit Plans and any assets related to any Employee Benefit Plan;

(m)             all rights which accrue or will accrue to Seller under this Agreement and the Seller Delivered Documents; and

(n)               any receivables or amounts due from eHealthInsurance Services, Inc.

2.3              Assumed Liabilities and Excluded Liabilities.

2.3.1        Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume, as of the Effective Time, and shall pay, perform and discharge when due all of the following (“Assumed Liabilities”):

(a)               all liabilities and obligations under the Assumed Leases but only to the extent that such liabilities and obligations were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(b)               all liabilities and obligations under the Assumed Contracts but only to the extent that such liabilities and obligations thereunder were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(c)               vacation, sick leave, and other paid time off accrued with respect to the Transferred Employees to the extent included in the Closing Date Working Capital Amount (“Accrued PTO”) and all other liabilities or obligations related to the Transferred Employees arising after the Closing and relating to services performed or events occurring after the Closing;

(d)               all liabilities and obligations arising after the Closing under each Permit that is a Purchased Asset from the operation of the Business or the Purchased Assets after the Closing;

(e)               all trade accounts payable of Seller to third parties in connection with the Business and other current liabilities included in the Closing Date Working Capital Amount;

(f)                all liabilities for Taxes imposed on or with respect to the Purchased Assets or the Business other than such liabilities that are Excluded Liabilities; and

(g)               all KD Assumed Liabilities.

2.3.2        Excluded Liabilities. Notwithstanding the provisions of Section 2.3.1 or any other provision in this Agreement to the contrary, Buyer does not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)               liabilities (other than Assumed Liabilities) relating to, resulting from, or arising out of facts, circumstances or conditions existing on or prior to the Closing, the operation of the Business or the Purchased Assets prior to Closing or the ownership of the Purchased Assets prior to the Closing;

(b)               liabilities to the extent relating to, resulting from or arising out of the Excluded Assets,

(c)               liabilities for Taxes of Seller (or any Affiliate of Seller) and any liabilities for Taxes imposed with respect to ownership and operation of the Business, the Purchased Assets, or the Assumed Liabilities for any Pre-Closing Period (calculated for a Straddle Period in accordance with Section 7.1.1);

(d)               all Indebtedness of Seller and its Affiliates;

(e)               liabilities of Seller and its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(f)                liabilities to the extent relating to, resulting from or arising out of the KD Acquisition other than the KD Assumed Liabilities;

(g)               liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(h)               any liability involving current or former employees, directors and individual independent contractors of the Seller or its subsidiaries or Affiliates existing as of or prior to the Closing or related to services performed or events that have occurred at or prior to the Closing, including with respect to any wages, benefits, bonuses, commissions, independent contractor or agent payments, payroll, workers’ compensation, unemployment benefits, severance, change of control bonuses, success bonuses, stay or retention obligations, or any other similar payments, except for Accrued PTO;

(i)                 any liability involving current or former employees, directors and individual independent contractors of the Seller or its subsidiaries or Affiliates with respect to change of control bonuses, transaction bonuses, success bonuses, stay or retention obligations, or any other similar payments payable or triggered in connection with the transactions contemplated by this Agreement, including, without limitation, liabilities arising under the plan identified on Section 4.14.7 of the Disclosure Schedules;

(j)                 liabilities under Environmental Laws and Healthcare Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller; and

(k)               all liabilities of Seller or any of its Affiliates (other than Assumed Liabilities);

(l)                 all liabilities assumed by, retained by or agreed to be performed by Seller pursuant to this Agreement or any Ancillary Agreement.

2.4              Purchase Price. The aggregate purchase price payable by Buyer to Seller for the Purchased Assets (the “Purchase Price”) is equal to $125,000,000 (the “Base Purchase Price”), subject to adjustment in accordance with the provisions of Section 2.6 and Section 2.7. The Purchase Price shall be paid as provided in Section 2.5.

2.5              Payment.

2.5.1        Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller on the Closing Statement, an amount (the “Closing Date Payment Amount”) equal to:

(a)               the Base Purchase Price;

(b)               plus, the excess, if any, of the Estimated Working Capital Amount over the Target Working Capital Amount, or minus the excess, if any, of the Target Working Capital Amount over the Estimated Working Capital Amount, as applicable;

(c)               less, the sum of any amounts to be paid by Buyer directly to any third parties at the request of, and on behalf of, Seller, as set forth on the Closing Statement and which, if requested by Seller, may include the consideration due from Seller to KD pursuant to the KD APA;

(d)               less, the Holdback Amount (as defined in the KD APA).

2.5.2        With respect to the deductions from the Base Purchase Price described in Section 2.5.1(c) above, at the Closing, Buyer shall pay to such third parties, by wire transfer of immediately available funds to the accounts designated by Seller on the Closing Statement, the amounts set forth with respect to such third parties on the Closing Statement.

2.6              Closing Date Purchase Price Adjustment. No later than five (5) Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth in reasonable detail Seller’s good faith calculation of the Closing Date Working Capital Amount (such estimate, the “Estimated Working Capital Amount”), which Closing Statement shall (a) be prepared in accordance with (i) accounting principles set forth on Exhibit A (ii) to the extent not inconsistent with clause (i) and to the extent consistent with GAAP, the accounting principles, policies, practices and procedures used in the preparation of the Annual Financial Statements as of December 31, 2021, and (iii) to the extent not addressed in (i) or (ii), GAAP and (b) identify any amounts that Seller requests be remitted to third parties pursuant to Section 2.5, together with wire transfer instructions for each such recipient. Following delievery of the Closing Statement and prior to the Closing, Seller shall consider in good faith Buyer’s reasonable comments to the Closing Statement and, if appropriate (as determined by Seller in its reasonable discretion), update the Closing Statement to incorporate such comments. The Estimated Working Capital Amount set forth in the Closing Statement (as may be updated in accordance with the immediately preceding sentence) shall be the basis for the applicable adjustments set forth in Section 2.5.1(b).

2.7              Post-Closing Purchase Price Adjustment

2.7.1        Buyer’s Calculation. As soon as practicable, but in no event later than sixty (60) days, after the Closing Date, Buyer shall prepare or cause to be prepared and shall deliver to Seller a statement (the “Post-Closing WC Statement”) setting forth Buyer’s good faith calculation of the Closing Date Working Capital Amount (“Final Working Capital Amount”), which Post-Closing WC Statement shall also include an affirmation that the Post-Closing WC Statement was prepared in accordance with (i) accounting principles set forth on Exhibit A, (ii) to the extent not inconsistent with clause (i) and to the extent consistent with GAAP, the accounting principles, policies, practices and procedures used in the preparation of the Annual Financial Statements as of December 31, 2021, and (iii) to the extent not addressed in (i) or (ii), GAAP. Following Seller’s receipt of the Post-Closing WC Statement, Seller will have forty-five (45) days (the “Review Period”) to review the calculation of the Final Working Capital Amount and to notify Buyer in writing if it disputes any of the items set forth on the Post-Closing WC Statement. During the Review Period, as reasonably requested by Seller, Buyer will provide Seller and its accountants reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Business, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that such books and records, personnel and work papers relate to the Post-Closing WC Statement, and to such historical financial information (to the extent in Buyer’s possession) relating to the Post-Closing WC Statement as Seller may reasonably request for the purpose of reviewing the Post-Closing WC Statement and preparing any objections. If prior to the end of the Review Period, Seller objects to any of such Buyer calculations contained in the Post-Closing WC Statement, Seller shall provide written notice (a “Disagreement Notice”) thereof to Buyer prior to the end of the Review Period, which notice shall set forth with reasonable specificity Seller’s objections (the “Objections”). In the event that Seller timely delivers a Disagreement Notice to Buyer, Buyer and Seller will endeavor in good faith, during the 30-day period commencing on the date of delivery of such notice of Objections (or such longer period as the Parties may then agree) (the “Resolution Period”), to resolve such Objections as promptly as practicable and, upon such resolution, if any, any adjustments to the Final Working Capital Amount shall be made in writing in accordance with the agreement of Buyer and Parent. If Seller does not deliver a Disagreement Notice to Buyer before the expiration of the Review Period, effective as of 12:01 a.m., New York City Time, on the day immediately following the last day of the Review Period, the Final Working Capital Amount as shown in the Post-Closing WC Statement shall become final, conclusive and binding on the parties hereto and shall constitute the “Final Working Capital Amount” for purposes of Section 2.7.3.

2.7.2        Dispute Resolution. If (x) Seller delivers a Disagreement Notice and (y) at the end of the Resolution Period there are any unresolved Objections, Seller and Buyer will submit the calculation and resolution of such unresolved Objections to Grant Thornton LLC (the “Independent Accountant”) which will be engaged to resolve such unresolved Objections and will act as an expert and not as an arbitrator. The Independent Accountant will be instructed to resolve the Objections and such resolution shall be (a) set forth in writing and signed by the Independent Accountant, (b) delivered to Buyer and Seller as soon as practicable after the Objections are submitted to the Independent Accountant but not later than the 30th day after such submission, (c) made in accordance with this Agreement, and (d) conclusive and binding on the Parties on the date of delivery of such resolution, absent manifest error. The Independent Accountant shall only decide the Objections submitted to it. With respect to each such Objection, the Independent Accountant may not assign any value that is greater than the highest value for such amount claimed by either Seller or Buyer or that is less than the lowest value for such amount claimed by either Seller or Buyer. The costs and fees of the Independent Accountant will be paid by Seller on the one hand, and Buyer on the other hand, in the inverse proportion that the contested amounts relating to the Objections submitted to the Independent Accountant and awarded to such Party bears to the total contested amounts relating to such Objections, as determined by the Independent Accountant.

2.7.3        Adjustment Amount. Following the final determination of the Final Working Capital Amount pursuant to Section 2.7.1 or Section 2.7.2, as applicable, the Purchase Price shall be adjusted as described herein. The amount of such adjustment (the “Post-Closing Adjustment Amount”) shall be equal to the Final Working Capital Amount minus the Estimated Working Capital Amount. If the Post-Closing Adjustment Amount is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment Amount. If the Post-Closing Adjustment Amount is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of such negative Post-Closing Adjustment Amount. In either case, such payment will be made as described in Section 2.7.4 below.

2.7.4        Payment. If, in accordance with Section 2.7.3, the Post-Closing Adjustment Amount is payable by Seller, such amount will be paid by Seller to Buyer by wire transfer of immediately available funds in accordance with the wire transfer instructions designated by Buyer. If, in accordance with Section 2.7.3, the Post-Closing Adjustment Amount is payable by Buyer, it will be paid by Buyer to Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions designated by Seller. The payment payable by Seller or by Buyer (as the case may be) under this Section 2.7.4 will be paid no later than five (5) Business Days following, as applicable: (i) the date on which the Parties agree between themselves on the Post-Closing Adjustment Amount, (ii) the expiration of the Review Period if no Objections have been asserted or, (iii) if any Objections are timely asserted and not otherwise resolved between the Parties, the date on which the procedures for resolution of the Objections as set forth in Section 2.7.2 have been completed.

2.8           Prorations. Except as otherwise provided herein, all charges and fees attributable to the ownership of the Purchased Assets or the operation of the Business (including rent, utility charges and advertising and marketing costs not otherwise included in the calculation of Net Working Capital) shall be prorated between Seller, on the one hand, and Buyer, on the other hand, on a per diem basis (employing a 365-day year) as of the close of business on the day immediately prior to the Closing Date.

2.9              Third Party Consents; Non-Transferable Assets.

2.9.1        Prior to the Closing and, to the extent not obtained prior to the Closing, following the Closing, the parties shall use their reasonable best efforts, and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents, negative clearances or waivers required in connection with the transactions contemplated by this Agreement. In furtherance and without limitation of the foregoing, Seller hereby agrees that it shall use reasonable best efforts to negotiate and obtain prior to the Closing (i) written consents, approvals and waivers, including of any termination rights thereunder, from customers of the Business and other applicable third parties set forth on and in accordance with Schedule 2.9.1, which are required to consummate or to avoid a breach, default or termination right in connection with the transactions contemplated hereunder and which shall be effective from and after the Closing and (ii) to the extent applicable in accordance with Schedule 2.9.1, written amendments, renewals or extensions, which shall be in effect at and after the Closing and which shall provide for a term that expires no sooner than the first anniversary of the date of this Agreement, from customers of the Business and other applicable third parties set forth on and in accordance with Schedule 2.9.1 (the deliverables contemplated by clauses (i) and (ii), collectively, the “Required Third Party Consents”); provided that, without the prior written consent of Buyer, no Required Third Party Consent shall involve any amendment or modification to the terms of the applicable underlying Contract (other than, in the case of Contracts contemplated by clause (ii), for changes to the term thereof), or any additional obligations or waiver of the rights that would be binding upon Buyer following its assumption thereof, other than amendments to provide that Buyer and not Seller or any of its Affiliates shall be a party to such Contract from and after the Closing. Seller shall provide regular updates to Buyer regarding the status and details of Seller’s efforts to obtain the Required Third Party Consents, and shall provide to Buyer any material correspondence with the applicable third parties related thereto, including the proposed drafts of Required Third Party Consents.

2.9.2        Nothing in this Agreement shall be determined to transfer or assign to Buyer any Contract that would otherwise be included in the Purchased Assets if an attempted transfer or assignment (a) without the consent of any third party or Governmental Body would constitute a breach or default of such Contract or create a termination right under such Contract, and such third party or Governmental Body does not give its consent, or (b) would otherwise be unlawful, ineffective or would materially impair Buyer’s rights under such Contract in question so that Buyer would in effect not acquire the benefit of such rights (each a “Non-Transferable Asset”). With respect to each such Non-Transferable Asset, (i) Seller will cooperate in any reasonable and lawful arrangements designed to provide to Buyer all of the benefits, economic and otherwise, of such Non-Transferable Asset (including promptly remitting to Buyer any revenue received by Seller on account of any such Non-Transferable Asset related to the Post-Closing Period), (ii) Seller will not terminate, alter or amend any such Non-Transferable Asset except with Buyer’s express written consent, and (iii) until such Non-Transferable Asset is assigned to Buyer, Seller will use its reasonable best efforts to enforce, at the reasonable direction and for the account, at the sole expense, of Buyer, any right of Seller arising under any such Non-Transferable Asset against any counterparty thereto or other Person (including the right to amend or terminate any such Non-Transferable Asset in accordance with the terms thereof). Seller will provide Buyer with notice of any claim asserted by any Person against or with respect to any Non-Transferable Asset after the Closing as soon as practicable after becoming aware of any such claim. If any such claim is asserted, except for any such claims constituting Excluded Liabilities, Buyer will have the right to direct the defense of such claim at Buyer’s sole cost and expense, whether or not litigation, arbitration or other dispute resolution proceedings have been instituted and even if Buyer is not named as a party to such claim. If the requisite authorization, approval, consent or waiver for the sale, conveyance, transfer, assignment or delivery of any such Non-Transferable Asset is obtained following the Closing, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Non-Transferable Asset to Buyer free any clear of any Encumbrances other than Permitted Encumbrances and without payment of any additional consideration by Buyer. Nothing in this Section 2.9 shall be deemed to apply to any Shared Contract, it being understood that Shared Contracts are governed by Section 7.7.

2.10          Earnout.

2.10.1    Earn-Out Payments. Subsequent to the Closing, as additional cash consideration, Seller shall be entitled to, and shall, earn the following additional amounts (each an “Earnout Amount”) upon the achievement by Buyer of the following events:

(a)               if, upon completion of the fiscal year ended December 31, 2023 (“Earnout Year 1”), the Total Store Count as of December 31, 2023, as finally determined in accordance with this Section 2.10 (the “Final 2023 Store Count”), equals or exceeds: (x) 17,587 but is less than 17,700, then the Earnout Amount for Earnout Year 1 shall be $1,000,000.00, (y) 17,700 but is less than 17,812, then the Earnout Amount for Earnout Year 1 shall be $2,000,000.00 or (z) 17,812, then the Earnout Amount for Earnout Year 1 shall be $5,000,000.00. For the avoidance of doubt, in the event that Total Store Count as of December 31, 2023, as finally determined in accordance with this Section 2.10, is less than 17,587, no Earnout Amount shall be payable pursuant to this Section 2.10.1(a).

(b)               if, upon completion of the fiscal year ended December 31, 2024 (“Earnout Year 2” and together with Earnout Year 1, the “Earnout Year”):

(i)                 the amount equal to (A) the Total Store Count as of December 31, 2024, as finally determined in accordance with this Section 2.10 (the “Final 2024 Store Count”), minus (B) the Final 2023 Store Count, which may not be less than zero (the “Incremental Store Count”), equals or exceeds: (x) ninety percent (90%) of the Target Incremental Store Count but is less than ninety-five percent (95%), then the Earnout Amount for Earnout Year 2 pursuant to this Section 2.10.1(b)(i) shall be $1,000,000.00, (y) ninety-five percent (95%) of the Target Incremental Store Count but is less than the Target Incremental Store Count, then the Earnout Amount for Earnout Year 2 pursuant to this Section 2.10.1(b)(i) shall be $2,000,000.00 or (z) the Target Incremental Store Count, then the Earnout Amount for Earnout Year 2 pursuant to this Section 2.10.1(b)(i) shall be $5,000,000.00; provided that, in the event the Target Incremental Store Count is negative or zero (0), then the Earnout Amount for Earnout Year 2 pursuant to this Section 2.10.1(b)(i) shall be (x) $1,000,000.00 if the Final 2024 Store Count equals or exceeds 18,614 but is less than 18,658, (y) $2,000,000.00 if the Final 2024 Store Count equals or exceeds 18,658 but is less than 18,703 or (z) $5,000,000.00 if the Final 2024 Store Count equals or exceeds 18,703. For the avoidance of doubt, in the event that the Incremental Store Count is less than ninety percent (90%) of the Target Incremental Store Count, no Earnout Amount shall be payable pursuant to this Section 2.10.1(b)(i); and

(ii)              Total Revenue, as finally determined in accordance with this Section 2.10, equals or exceeds: (x) $58,618,800.00 but is less than $61,875,400.00, then the Earnout Amount for Earnout Year 2 pursuant to this Section 2.10.1(b)(ii) shall be an additional $1,000,000.00, (y) $61,875,400.00 but is less than $65,132,000.00, then the Earnout Amount for Earnout Year 2 pursuant to this Section 2.10.1(b)(ii) shall be an additional $2,000,000.00 or (z) $65,132,000.00, then the Earnout Amount for Earnout Year 2 pursuant to this Section 2.10.1(b)(ii) shall be an additional $5,000,000.00. For the avoidance of doubt, in the event that Total Revenue, as finally determined in accordance with this Section 2.10, is less than $58,618,800.00, no Earnout Amount shall be payable pursuant to this Section 2.10.1(b)(ii).

2.10.2    Procedures Applicable to Determination of the Earn-out Payments.

(a)               With respect to the period commencing on the day immediately following the Closing Date and ending on the completion of the Earnout Year (the “Measurement Period”), Buyer shall prepare and deliver to Seller certain statements setting forth the calculations of the Total Store Count and Total Revenue (as applicable) during the Measurement Period (each an “Earnout Statement”). Within thirty (30) days after the conclusion of each fiscal quarter during the Measurement Period, Buyer shall prepare and deliver to Seller an Earnout Statement. Each Earnout Statement shall set forth a calculation of the Total Store Count and Total Revenue (as applicable) for each completed fiscal quarter during the Measurement Period along with the cumulative Total Store Count and Total Revenue (as applicable) achieved as of the end of such completed fiscal quarter.

(b)               As promptly as practicable, but in any event within 30 days of the end of Earnout Year 1, Buyer shall prepare and deliver, or shall cause to be prepared and delivered, to Seller a schedule reflecting its determination of the Total Store Count as of the end Earnout Year 1 (the “Earnout Year 1 Schedule”), together with reasonable supporting or underlying documentation used in the preparation of the Earnout Year 1 Schedule.

(c)               As promptly as practicable, but in any event within 30 days of the end of Earnout Year 2, Buyer shall prepare and deliver, or shall cause to be prepared and delivered, to Seller a schedule reflecting its determination of the Total Store Count as of the end Earnout Year 2 and the resulting Incremental Store Count (the “Earnout Year 2 Store Count Schedule”), together with reasonable supporting or underlying documentation used in the preparation of the Earnout Year 2 Store Count Schedule.

(d)               Within 30 days after Buyer’s receipt of final, audited consolidated financial statements of Buyer and its subsidiaries for Earnout Year 2, Buyer shall prepare and deliver to Seller a schedule reflecting its calculation of the Total Revenue for Earnout Year 2 (the “Earnout Year 2 Revenue Schedule” and, each of the Earnout Year 1 Schedule, Earnout Year 2 Store Count Schedule and the Earnout Year 2 Revenue Schedule, an “Earnout Schedule”), together with reasonable supporting or underlying documentation used in the preparation of the Earnout Year 2 Revenue Schedule. Buyer agrees that, following the Closing and prior to the determination of the Earnout Year 2 Store Count Schedule and Earnout Year 2 Revenue Schedule, it shall neither alter nor destroy any of the books and records on which any Earnout Schedule is to be based.

(e)               At the request of Seller, if an Earnout Schedule indicates that Seller is entitled to less than the maximum applicable Earnout Amount, after the delivery of such Earnout Schedule, Buyer shall provide, upon reasonable notice, Seller and its representatives with reasonable access during normal business hours to Buyer’s and the Business’s representatives reasonably necessary to discuss and answer questions with respect to the determination of the amounts set forth in the Earnout Schedules and to separate Buyer’s books and records for the Business and any other document or information reasonably requested by Seller (including, subject to executing customary access letters, the work papers of Buyer’s auditors) in order to allow Seller and its representatives to verify the accuracy of Buyer’s proposed calculations.

(f)                In the event the Buyer delivers an Earnout Schedule indicating that an Earnout Amount is due, then such Earnout Schedule shall be final and binding. In the event that Buyer delivers an Earnout Schedule indicating that an Earnout Amount is not due, in the event that Seller does not object to the Earnout Schedules by written notice of objection (an “Earnout Notice of Objection”) delivered to Buyer within 30 days after Seller’s receipt of the applicable Earnout Schedule, the amounts set forth in the applicable Earnout Schedule, as applicable, shall be deemed final and binding. An Earnout Notice of Objection shall set forth in reasonable detail each item Seller disputes and Seller’s resulting calculations of the Total Store Count and Total Revenue amount, as applicable. Any disagreement as may exist between Seller and Buyer with respect to the Earnout Schedules shall be resolved following the same procedures as set forth in Section 2.7.2, mutatis mutandis.

2.10.3    Timing of Earn-out Payments. Subject to Section 2.10.5, any Earnout Amount that Buyer is required to pay pursuant to Section 2.10.1 hereof shall be paid in full no later than 10 Business Days following the earlier of (i) the date upon which Buyer delivers an Earnout Schedule indicating that an Earnout Amount is due and (ii) the determination of the Total Store Count or Total Revenue, as applicable, for the applicable Earnout Year becomes final and binding upon the parties as provided in Section 2.10.2 (including any final resolution of any dispute raised by Seller in an Earnout Notice of Objection). Buyer shall pay to Seller the applicable Earnout Amount, if any, in cash by wire transfer of immediately available funds to the bank account designated by Seller in writing at least three Business Days prior to the date such payment is required in accordance with this Section 2.10.3. Except with respect to any amounts that are being disputed in good faith, if Buyer does not make full payment of any Earnout Amount within the foregoing time periods, the undisputed portion of the Earnout Amount, to the extent unpaid, shall accrue interest from and including the date such payment was due to and including the date such payment is made at a rate per annum equal to 10.0%.  Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

2.10.4    Post-closing Operation of the Business. Notwithstanding anything to the contrary in this Agreement or otherwise, each of Buyer and Seller acknowledges, understands and agrees that: (a) the terms of this Section 2.10 and the possibility of receiving an Earnout Amount comprises a material inducement for Seller to enter into this Agreement; (b) Buyer and its Affiliates shall have the right to operate their businesses, including the Business, in the sole discretion of Buyer and its Affiliates and make all decisions with respect to Buyer and its Affiliates (including the Business) in their sole discretion, including with respect to the offering and pricing of any Business Products; provided, that, Buyer shall maintain separate books and records of the Business to the extent necessary to fulfill Buyer’s obligations with respect to this Section 2.10; (c) Buyer and its Affiliates have no obligation to operate the Business in order to achieve any Earnout Amount; (d) the Total Store Count and the Total Revenue targets contemplated herein are speculative and are subject to numerous factors, including factors outside the control of Buyer and its Affiliates; (e) there is no assurance that Seller will receive any Earnout Amount and neither Buyer nor its Affiliates has promised or projected payment of any Earnout Amount; (f) neither Buyer nor its Affiliates owe a fiduciary or express or implied duty to Seller as a result of the transactions contemplated by this Section 2.10; (g) the contingent right of Seller to receive any Earnout Amount is not an investment in Buyer or its Affiliates and such contingent right shall not entitle Seller to any rights as equityholders of Buyer or its Affiliates, are not transferable and shall not be represented by any form of certificate or other instrument; and (h) the parties hereto solely intend the express provisions of this Agreement to govern all of their rights and obligations, if any, with respect to the Total Store Count, Total Revenue and Earnout Amounts contemplated pursuant to this Section 2.10; provided, however, that, (i) Buyer shall not take any action, or refrain from taking any action with the primary purpose of causing an Earnout Amount to not be payable hereunder or (ii) sell, exchange or transfer all or substantially all of the Purchased Assets to a third party in a single transaction or series of related transactions unless such third party expressly assumes the obligations of Buyer under this Section 2.10.

2.10.5    Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.10 the amount of any Losses to which any Buyer Indemnified Party is entitled under Article 10 of this Agreement or any other Seller Delivered Document.

2.11          Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer (and its Affiliates) shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable Law. Any amounts that are so withheld shall be timely paid to the proper taxing authority. To the extent that amounts are so withheld and paid to the proper taxing authority pursuant to this Section 2.11, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Before making any deduction or withholding pursuant to this Section 2.11, the Buyer (or its Affiliate, as applicable) shall give the Seller reasonable advance notice of any anticipated deduction or withholding (together with the legal basis therefor), provide the Seller with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and reasonably cooperate with the Seller in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 2.11. Unless otherwise required by an applicable law, including due to a change in law, Buyer acknowledges and agrees that so long as Seller timely delivers a valid IRS Form W-9 (as contemplated by Section 8.3.1(f)), then neither Buyer (nor its Affiliates) shall withhold or deduct any U.S. federal income taxes from the Purchase Price to be paid to Seller hereunder.

Article 3
CLOSING

Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article 9, and subject to the satisfaction or waiver of all of the conditions set forth in Article 8, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures, as soon as practicable, but in any event within three (3) Business Days, after the last of the conditions set forth in Article 8 hereof is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment at the Closing or waiver of those conditions, or at such other date or time as the Parties shall agree in writing (the “Closing Date”); provided, that notwithstanding the satisfaction or waiver of such conditions, without the prior written consent of Buyer, the Closing shall not occur prior to the date that is 30 days after the date hereof (subject to the satisfaction or waiver of all of the conditions set forth in Article 8 as of such date). The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules delivered by Seller to Buyer on the date of this Agreement, which contain exceptions and qualifications to the representations and warranties of Seller in this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

4.1              Organization and Qualifications. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has the necessary power and authority to own, operate or lease its properties, rights and assets and to carry on its business as now conducted. Seller is duly qualified to do business and in good standing in each jurisdiction in which in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Business, and would not be reasonably expected, individually or in the aggregate, to prevent, materially delay or impair Seller’s ability to consummate the transactions contemplated under this Agreement.

4.2              Authority and Enforceability. Seller has full corporate power and authority to execute and deliver this Agreement and the other Seller Delivered Documents and to consummate the transactions contemplated by this Agreement and the other Seller Delivered Documents and otherwise to comply with and perform Seller’s obligations under this Agreement and the other Seller Delivered Documents. The execution and delivery by Seller of this Agreement and the other Seller Delivered Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated on its part hereby and thereby have been duly authorized by all requisite corporate action in accordance with the terms of its Governing Documents, including approval from its board of directors and sole stockholder. No approval from the holders of outstanding commmon stock of Parent or any other action on the part of Seller, its Affiliates or their respective equityholders is necessary to authorize the execution and delivery of this Agreement anny of the Seller Delivered Documents, the performance by Seller of its obligations under this Agreement or any of the Seller Delivered Documents or the consummation by Seller of the transactions contemplated by this Agreement or any of the Seller Delivered Documents. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, reorganization, insolvency or other Laws and court decisions relating to or affecting the enforcement of creditors’ rights generally (including statutory or other Laws regarding fraudulent transfers) or by equitable principles (the “Enforceability Exceptions”). The other Seller Delivered Documents will, when executed and delivered by Seller, constitute Seller’s valid and binding obligations enforceable against it in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions.

4.3              No Violation of Laws or Agreements; Consents. Except as set forth in Section 4.3 of the Disclosure Schedules, the execution and delivery by Seller of the Seller Delivered Documents, the consummation of the transactions contemplated by the Seller Delivered Documents, and the compliance with or fulfillment of the terms, conditions or provisions of the Seller Delivered Documents by Seller, do not and will not:

4.3.1        result in a violation or breach of, or default under, any provision of the Governing Documents of Seller;

4.3.2        require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assumed Contract), in each case, other that would be immaterial to the Business, Purchased Assets and Assumed Liabilities taken as a whole, and would not be reasonably expected, individually or in the aggregate, to prevent, materially delay or impair Seller’s ability to consummate the transactions contemplated under this Agreement;

4.3.3        result in the creation or imposition of an Encumbrance on any of the Purchased Assets;

4.3.4        conflict with or result in a violation or breach of any Law or Privacy Policy to which Seller is subject or by which any of the Business, Purchased Assets or Assumed Liabilities is bound or affected, or otherwise require the consent, approval, authorization, registration or filing with, notices to, or actions by, any Governmental Body or any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NASDAQ), or approval of the securityholders of Parent, except for such filings as may be required under the HSR Act, except, in the case of Section 4.3.4, for such violations, conflicts or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Business, Purchased Assets and Assumed Liabilities, taken as a whole, and would not be reasonably expected, individually or in the aggregate, to prevent, materially delay or impair Seller’s ability to consummate the transactions contemplated under this Agreement.

4.4              Financial Statements.

4.4.1        Section 4.4.1 of the Disclosure Schedules includes true and complete copies of the following financial statements: (i) the unaudited balance sheets of the Business as of December 31, 2021 and December 31, 2020, and the unaudited consolidated income statement of the Business for the fiscal years then ended (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Business as of March 31, 2022, and the unaudited income statement of the Business for the three (3)-month period then ended (the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements”.

4.4.2        Except as set forth in Section 4.4.2 of the Disclosure Schedules: (a) the Annual Financial Statements have been prepared in accordance with GAAP (subject to the absence of notes) on a consistent basis through the indicated period; (b) the Interim Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the indicated period, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements); and (c) the Annual Financial Statements and Interim Financial Statements are based on the books and records of the Business and present fairly in all material respects the financial condition and results of operation of the Business at the dates and for the relevant periods indicated. The unaudited balance sheets of the Business included in the Interim Financial Statements shall be referred to herein as the “Most Recent Balance Sheets,” and the date thereof shall be referred to herein as the “Most Recent Balance Sheet Date.”

4.4.3        Except as set forth in Section 4.4.3 of the Disclosure Schedules, Seller’s system of internal controls over financial reporting is sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. None of Seller nor, to Seller’s Knowledge, any employee, auditor, accountant, or Representative of the Seller has received any written complaint, allegation, assertion, or claim regarding the material inadequacy of such systems or the material accuracy or integrity of the Financial Statements.

4.4.4        The accounts receivable reflected on the Most Recent Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide arm’s length transactions entered into by Seller with respect to the Business involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts or similar benefits offered to customers and accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Most Recent Balance Sheet or, with respect to accounts receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.5              Absence of Undisclosed Liabilities. Seller has no liabilities, whether absolute or contingent, with respect to the Business, other than (i) liabilities that are adequately reflected, reserved for or disclosed in the Most Recent Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (iii) liabilities that are set forth on Section 4.5 of the Disclosure Schedules hereto, (iv) liabilities that were included in the Purchase Price adjustments under Section 2.6, or (v) liabilities incurred in the connection with the transactions contemplated by this Agreement and which constitute Excluded Liabilities.

4.6              No Changes. Except as contemplated by this Agreement or as set forth in Section 4.6 of the Disclosure Schedules, since the Most Recent Balance Sheet Date, Seller has conducted the Business only in the ordinary course consistent with past practice, and there has not been with respect to the Business any:

4.6.1        event or occurrence which, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect;

4.6.2        cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

4.6.3        transfer, assignment, expiration or lapse, other disposition or grant of any license or sublicense of any material rights under or with respect to any Business Intellectual Property;

4.6.4        material damage, destruction or loss, or any material interruption in use, of any of the Purchased Assets;

4.6.5        termination, cancellation or modification in any material respect in a manner adverse to the Business of any Material Contract (or any Contract that would be a Material Contract if in effect as of the date hereof);

4.6.6        entry into a Contract that would constitute a Material Contract other than in the ordinary course of business for Contracts are not expected to reasonably result in the payment or the receipt of at least $500,000, in the aggregate, during any twelve month period;

4.6.7        (A) increase in the compensation or benefits payable or provided by Seller or its subsidiary or Affiliate to any Business Employee, except in the ordinary course of business and consistent with past business practices or as required by applicable Laws or Employee Benefit Plan as of the date of this Agreement; (B) entry into any employment, consulting, retention, change-of-control, severance or other similar agreement or arrangement with any Business Employees (other than the entry into an at-will offer letter or similar agreement in connection with the replacement of a Business Employee permitted by subsection (D) of this Section 4.6.7); (C) termination of the employment of any Business Employee whose annual base salary is $100,000 or more (except for cause or as otherwise required by applicable Law); (D) hire of any person, or transfer or change of duties of any employee, in either case, so as to become a Business Employee (except as required by applicable Law or in replacement of a Business Employee whose employment with Seller has been terminated); or (E) entry into any collective bargaining agreement;

4.6.8        material change in any method of accounting or accounting practice for the Business, including practices and procedures with respect to collection of receivables (including, for the avoidance of doubt, the acceleration thereof), establishment of reserves for uncollectible accounts, accrual of receivables, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, in each case, other than as required by GAAP or applicable Law;

4.6.9        sale, lease or other disposition of any assets of the Business shown or reflected in the Most Recent Balance Sheet, other than sales of inventory in the ordinary course of business consistent with past practice;

4.6.10    purchase, lease or other acquisition of the right to own, use or lease any property, rights or assets in connection with the Business for an amount in excess of $200,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

4.6.11    capital expenditures or commitments for any capital expenditures relating to the Business other than in the ordinary course of business consistent with past practice or otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause not to exceed $500,000 in the aggregate;

4.6.12    any new mortgage, pledge or other Encumbrance of any assets or rights included in the Purchased Assets, except for Permitted Encumbrances arising in the ordinary course of business;

4.6.13    failure to pay any Top Vendor any material amount owed to Top Vendor when due other than accounts payable less than sixty (60) days past due;

4.6.14    instituted or settled any Action with respect to the Business or the Purchased Assets;

4.6.15    any adoption of a plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition against Seller under any similar Law;

4.6.16    (a) implementation or announcement of any plant closing, mass layoff or furlough which triggers the notice requirements of the WARN Act; (b) entry into, modification or termination of any collective bargaining agreement or similar agreement or (c) recognition or certification of any labor union, works council, or other labor organization, or group of employees, as the bargaining representative for any Business Employees;

4.6.17    any waiver or release of any material noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

4.6.18    any modification of any Privacy Policies applicable to the Business or the security of any IT Assets that would constitute Purchased Assets, in each case, in any materially adverse manner, except as required by applicable Law; or

4.6.19    any agreement or commitment to do any of the foregoing.

4.7              Taxes.

4.7.1        Except as set forth in Section 4.7.1 of the Disclosure Schedules, all Tax Returns required to be filed by or with respect to Seller, with respect to the Business or the Purchased Assets prior to the Effective Time have been filed in a timely manner (taking into account any applicable extension periods) and all Taxes due and owing by or with respect to Seller, with respect to the Business or the Purchased Assets have been paid. Such Tax Returns are accurate and complete in all material respects. Seller, with respect to the Business and the Purchased Assets, is not currently the beneficiary of any extension of time within which to file any Tax Return.

4.7.2        There is no material liability for any unpaid Taxes in respect of the Business or the Purchased Assets.

4.7.3        Except as set forth on Section 4.7.3 of the Disclosure Schedules, there are no Encumbrances for Taxes upon the Purchased Assets, except for Permitted Encumbrances.

4.7.4        Except as set forth on Section 4.7.4 of the Disclosure Schedules, Seller, with respect to the Business and the Purchased Assets, is not currently the subject of any Tax audit or examination. There are no unpaid deficiencies asserted or assessments made by any taxing authority against or with respect to Seller in connection with the Business or the Purchased Assets. No presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to Seller in connection with the Business or the Purchased Assets for any taxable years. No claim has been made by a Governmental Body in a jurisdiction where Tax Returns are not filed by or with respect to Seller in connection with the Business or the Purchased Assets that it is or may be subject to taxation by that jurisdiction.

4.7.5        Seller, with respect to the Business and the Purchased Assets, has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

4.7.6        Seller (i) is not a party to any agreement with any Person that provides for the allocation or sharing of, or indemnity or liability for, Taxes and (ii) has not been included in any “consolidated,” “affiliated,” “unitary,” “combined,” or similar Tax group, other than a group of which Seller is currently a member and (iii) has no liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations, as a transferee or successor, by contract, or otherwise (other than with respect to the affiliated group of which Seller is currently a member).

4.7.7        Seller is not and has not been, with respect to the Business or the Purchased Assets, a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations.

4.7.8        None of the Purchased Assets is tax exempt use property within the meaning of Section 168(h) of the Code. None of the Purchased Assets are property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

4.8              Title to Purchased Assets; Sufficiency.

4.8.1        Except as set forth in Section 4.8.1 of the Disclosure Schedules, Seller owns, leases or has the legal right to use all of the Purchased Assets and has good and valid title to (or in the case of leased Purchased Assets, a valid leasehold interest in) all Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth on Section 4.8.2 of the Disclosure Schedules, the Purchased Assets, together with the rights granted to Buyer pursuant to this Agreement and the Ancillary Agreements, will constitute at the Effective Time all of the assets, services, rights, properties and interests (real, contractual, personal or mixed, tangible or intangible) necessary and sufficient for the continued conduct of the Business by Buyer as being conducted as of the date hereof and as of the Closing Date and as conducted during the past twelve months. As of immediately following the Closing, Buyer will have good and valid title to all of the Purchased Assets, in each case free and clear of any and all Encumbrances other than Permitted Encumbrances.

4.8.2        Other than the Purchased Assets and the Shared Contracts to the extent relating to any business other than the Business, none of Seller nor any of its Affiliates have any title to, or have any ownership interest in, any assets, services, rights, properties and interests used in the Business.

4.8.3        Except as reflected in the Financial Statements or as set forth in Section 4.8.3 of the Disclosure Schedules, the tangible assets included in the Purchased Assets, taken as a whole, are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are currently being put.

4.8.4        Except as set forth in Section 4.8.4 of the Disclosure Schedules, the Purchased Assets include all of the assets, services, rights, properties and interests (real, contractual, personal or mixed, tangible or intangible), that generated any of the revenue included in the Financial Statements.

4.9              Real Property.

4.9.1        Section 4.9.1 of the Disclosure Schedules sets forth a true and complete list of each parcel of real property leased or subleased by Seller for use in the Business as currently conducted (the “Leased Real Property”), including with respect to each Leased Real Property, a true and complete list of the address and a description of the applicable lease agreement, including all subleases, amendments, supplements, modifications, options, letters and other agreements related thereto (the “Leases”). Seller has made available to Buyer a true and complete copy of each Lease. Except as set forth in Section 4.9.1 of the Disclosure Schedules, with respect to each Assumed Lease:

(a)               such Assumed Lease is a valid and legally binding obligation of the Seller party thereto and, to Seller’s Knowledge the counterparty thereto, enforceable against the Seller and, to Seller’s Knowledge, the counterparty thereto in accordance with its terms and conditions and is in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property subject to that Assumed Lease;

(b)               Seller is not in breach or default under such Assumed Lease, Seller has not received any notice of any breach or default under such Assumed Lease from any counterparty to such Assumed Lease, and Seller has paid all rent due and payable under such Assumed Lease;

(c)               To Seller’s Knowledge, no other party is in default under such Assumed Lease, and no party to such Assumed Lease has exercised any termination rights with respect to it;

(d)               Seller has not subleased, assigned or otherwise granted to any person the right to use or occupy any Leased Real Property that is subject to such Assumed Lease; and

(e)               Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property that is subject to an Assumed Lease.

4.9.2        Seller does not own any real property used in the Business.

4.10          No Pending Litigation; Governmental Orders. Except as set forth in Section 4.10 of the Disclosure Schedules, there are no, and for the past five (5) years there have been no, pending or, to Seller’s Knowledge, threatened, Actions against or by Seller with respect to or relating to the Business, the Purchased Assets or the Assumed Liabilities. No claim, dispute or, to Seller’s Knowledge, other condition or circumstance exists, and, to Seller’s Knowledge, no event has occurred, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Action. Seller has not received any notification of, and to Seller’s Knowledge, there is no, investigation, review or inquiry by any Governmental Body involving the Business or the Purchased Assets. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against Seller, relating to or affecting the Business or the Purchased Assets.

4.11          Compliance With Law. Except as disclosed in Section 4.11 of the Disclosure Schedules, (a) Seller, with respect to the Business, is currently, and has for the last three (3) years been, in compliance in all material respects with all applicable Laws, (b) no investigation, review or inquiry by any Governmental Body is pending or threatened in writing, or, to Seller’s Knowledge, otherwise threatened against Seller with respect to the Business or the Purchased Assets, except for regular inspections in the ordinary course of business and (c) there is no Governmental Order binding upon the Business or the Purchased Assets. Seller has not during the past three (3) years been cited, fined, or otherwise received any written communication from a Governmental Body that alleges that the Business or any Purchased Asset is not in material compliance with any such applicable Law, Governmental Order or Action.

4.12          Intellectual Property.

4.12.1    Business Registered Intellectual Property/Ownership. Section 4.12.1 of the Disclosure Schedules lists all Business Registered Intellectual Property (including the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed). Each item of Business Registered Intellectual Property is subsisting, unexpired and, to Seller’s Knowledge, valid and enforceable. All registration, maintenance and renewal fees currently due in connection with such Business Registered Intellectual Property have been paid, and all other deadlines for maintaining and/or prosecuting the Business Registered Intellectual Property up to and including the Closing Date have been satisfied.

4.12.2    Business Products. Section 4.12.2 of the Disclosure Schedules lists the Business Products that are made available by or on behalf of Seller with respect to the Business for use, license, or purchase by any Person.

4.12.3    Protection of Business-Utilized Intellectual Property. Seller has taken commercially reasonable steps necessary to protect and preserve the proprietary aspects of the Business Products and other Business-Utilized Intellectual Property that is material to the Business, and to maintain the confidentiality of any trade secrets and other material confidential information included in the Business-Utilized Intellectual Property. All (i) employees of Seller or any of its Affiliates (including any named inventors of patents and patent applications included in the Business Registered Intellectual Property) and (ii) third party contractors or other third Person that, in each of the foregoing cases in (i) and (ii), contributed to any Business Products or any other Business-Utilized Intellectual Property that is material to the Business, have: (x) made such material contributions as “work made for hire,” or executed a relevant assignment agreement that assigns to Seller all of such Person’s rights in such Business Products or Business-Utilized Intellectual Property that do not vest initially in Seller; and (y) are bound by written obligations of confidentiality with respect to such Business-Utilized Intellectual Property, and to Seller’s Knowledge, there have been no breaches of such obligations. Seller has, with respect to the Business, implemented and maintained reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and have tested such plans on a periodic basis. The Business has not experienced any breach of security or other unauthorized access by third parties that has caused any material disruption of or interruption to the conduct of the Business, including any material loss, destruction, damage, or harm of or to the Business and its operations, personnel, property, or other assets.

4.12.4    Non-Infringement. To Seller’s Knowledge there is, and during the past three (3) years has been, no infringement, misappropriation or other violation of any Business-Utilized Intellectual Property (or any Business Products) by any third party. Seller has not brought any Action or sent any notices to any third party regarding the foregoing. The operation of the Business (including the making, selling, use and commercialization of the Business Products) has not, during the past three (3) years, infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate, or otherwise violate any Third-Party Intellectual Property. Seller, with respect to the Business, has not been sued in any Action or received any written communications: (i) alleging that the Business has infringed, misappropriated, or otherwise violated or, by conducting the Business, would infringe, misappropriate, or otherwise violate any Third-Party Intellectual Property, or (ii) challenging the validity, registrability, enforceability, or ownership of any Business-Utilized Intellectual Property. No Business-Utilized Intellectual Property or Business Product is subject to any Action, order, or settlement agreement that restricts in any manner the use, transfer or licensing thereof by Seller.

4.12.5     Intellectual Property Agreements. With respect to the Business Intellectual Property Agreements:

(a)               Each such agreement is valid and subsisting and has, where required, been duly recorded or registered;

(b)               Seller is not, and has not been alleged in writing to be, in breach of any Business Intellectual Property Agreement, and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Business Intellectual Property Agreements, or give any non-Seller party to any Business Intellectual Property Agreement the right to do any of the foregoing;

(c)               No counterparty to any Business Intellectual Property Agreement is, and has not been alleged in writing to be, in breach thereof; and

(d)              None of the Business Intellectual Property Agreements grants any third party exclusive rights to or under any Business-Utilized Intellectual Property.

4.12.6    Open Source Software. Seller has not (A) incorporated Open Source Materials into, or combined Open Source Materials with, any Business Products or material software included in the Business-Utilized Intellectual Property or, (B) distributed Open Source Materials in conjunction with any Business Products or the above software, in such a way that, with respect to clauses (A) or (B), creates obligations for or would otherwise require or purport to require Seller or its Affiliates with respect to any Business Products or such software to grant to any third party any licenses or immunities under any Business Products or otherwise make any source code for any Business Products or such software available to any third party in such circumstances.

4.12.7    Source Code Escrow Arrangements. No Person (other than employees and contractors, for the purpose of performing services for Seller in connection with the Business) has possession of, or any current right to possess, any material proprietary source code of Seller or its Affiliates used in connection with the Business.

4.12.8    Ownership. Except as set forth in Section 4.12.8(a) of the Disclosure Schedules, Seller exclusively owns all of the Business-Utilized Intellectual Property included in the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances. Except (i) as set forth on Section 4.12.8(b) of the Disclosure Schedules and (ii) for the Excluded Assets, the Business Intellectual Property included in the Purchased Assets, together with the rights granted to Buyer pursuant to this Agreement and the Ancillary Agreements, will constitute at the Effective Time all of the Intellectual Property necessary and sufficient for the continued conduct of the Business by Buyer as being conducted as of the date hereof and as of the Closing Date and as conducted during the past twelve months.

4.12.9    Privacy and Personal Data.

(a)               The Business’s data, privacy and security practices and Privacy Policies conform and comply with, and for the past three (3) years have conformed to and complied with, in all material respects, all applicable Business Privacy Commitments (as defined below) and Privacy Laws.

(b)               Seller and its Affiliates, with respect to the Business, have for the last three (3) years: (A) as required by applicable Business Privacy Commitments, provided all required notices and obtained any necessary consents from Persons required for the processing of Personal Data as conducted by or for the Business, (B) if required by applicable Business Privacy Commitments, abided by any privacy choices (including opt-out preferences) of Persons relating to their Personal Data, and (C) adhered to and complied in all material respects with all Privacy Policies and obligations, commitments and restrictions related to and governing the access, acquisition, collection, receipt, use, disclosure, maintenance, transmission, transfer or processing of Personal Data (collectively, “Business Privacy Commitments”).

(c)               Seller and its Affiliates, with respect to the Business, has established, maintains and is in compliance with commercially reasonable administrative, technical, physical and organizational measures, including policies, procedures, security systems and technologies, including in compliance, in all material respects, with relevant data security requirements under Privacy Laws and Business Privacy Commitments to protect and ensure the confidentiality, integrity, continuous operation, redundancy, security and availability of all IT Assets used in connection with the Business and any information (including Personal Data and other confidential information) stored therein and processes thereby and protect such IT Assets and information against accidental, unauthorized or unlawful use, access, acquisition, disclosure or processing. The above IT Assets are adequate for the operating of the Business, and are free of material errors, defects, viruses, malware or other corruptants. Seller, with respect to the Business, has taken commercially reasonable steps to ensure the reliability of its employees, contractors and personnel of its service providers that process Personal Data or have access to confidential information and the compliance of such Person with all applicable Privacy Laws and Business Privacy Commitments in connection with their performance of services for the Business.

(d)               Except as set forth on Section 4.12.9(d) of the Disclosure Schedules, (1) there has been no violation, outage, interruption, data breach or security incident, including any incident that resulted in the unauthorized use, disclosure or acquisition of or access to Personal Data in the Business’s possession, except for those that were resolved without material cost, liability or the duty to notify any Person, (2) there has been no unauthorized or unlawful use, disclosure, acquisition of, access to or processing of any Personal Data in the Business’s possession, and (3) no circumstance has arisen in which Privacy Laws would require the Business to notify a Governmental Body or other Person of a data security breach or security incident.

(e)               Seller, with respect to the Business, has not received written notice regarding, nor is aware of any circumstance (including any circumstance arising as the result of an audit, investigation or inspection carried out by any Governmental Body) that would reasonably be expected to give rise to, any Action, order, warrant, regulatory opinion, or allegation from a Governmental Body: (A) alleging or confirming non-compliance with Privacy Laws or Business Privacy Commitments, or (B) claiming compensation or other fines or payments from Seller. Seller, with respect to the Business, has not been involved in any Actions involving a material breach or alleged material breach of relevant Privacy Laws or other Business Privacy Commitments.

4.13          Labor Matters.

4.13.1    Section 4.13.1 of the Disclosure Schedules sets forth a list of (a) the Business Employees, as well as their current (i) name, (ii) title, (iii) exempt or non-exempt classification, (iv) current annual salary rate or current hourly wage, and (v) amount of annual bonus eligibility and (b) independent contractors and consultants engaged by Seller in connection with the Business by name.

4.13.2    Except as set forth in Section 4.13.2 of the Disclosure Schedules: (i) Seller is, and for the past three (3) years, has been in compliance in all material respects with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours;; (ii) there are, and for the past three (3) years, there have been no strikes, material slowdowns, union organizing, work stoppages or other material labor disputes between Seller any the Business Employees; and (iii) to Seller’s Knowledge, Seller is not engaged in any unfair labor practices as defined in the National Labor Relations Act and there is, and for the past three (3) years, there has been no unfair labor practice, charge or complaint against Seller pending or threatened before the National Labor Relations Board or any similar state agency.

4.13.3    Except as set forth on Section 4.13.3 of the Disclosure Schedules, Seller is not, with respect to the Business Employees, bound by:

(a)               any Contract that entitles a Business Employee to receive any salary continuation or severance payment (in excess of the applicable employer’s standard severance policy); or

(b)               any Contract that requires Seller to make any payment to a Business Employee solely as a result of the transactions contemplated by this Agreement, including any “change in control” provisions or agreements.

4.13.4    In the past three (3) years, Seller has not implemented any “plant closing” or “mass layoff” with respect to the Business as those terms are defined in the WARN Act.

4.13.5    There are no, and for the past three (3) years there has been no, material complaints, charges or claims or other Actions against any Seller with respect to the Business pending before any Governmental Body or, to the Seller’s Knowledge, threatened to be brought or filed with any Governmental Body, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of, or failure by Seller to employ, any individual with respect to the Business.

4.13.6    To Seller’s Knowledge, every Business Employee has all work permits, immigration permits, visas, or other authorizations required by applicable Law and the applicable entity has a current Form I-9 on file for every such Business Employee.

4.13.7    In the past three (3) years, Seller, with respect to the Business, has not been a party to a settlement agreement with a current or former Business Employee that relates primarily to allegations of sexual harassment. To Seller’s Knowledge, in the past three (3) years, no material allegation of sexual harassment in violation of applicable Law has been made by or against any officer, director or employee of the Business.

4.13.8    Seller, with respect to the Business, is not a party to any collective bargaining agreement or other Contract with any labor organization, there are no such Contracts that are binding on the Business, and Seller, with respect to the Business, is not currently negotiating any such Contract.

4.14          Employee Related Agreements and Plans; ERISA.

4.14.1    List and Types of Plans. Set forth in Section 4.14.1 of the Disclosure Schedules is an accurate and complete list of all Employee Benefit Plans. The Seller has provided to the Buyer, to the extent applicable, (i) the current Employee Benefit Plan document and (ii) with respect to each qualified defined contribution plan, a favorable IRS determination or opinion letter. Except as set forth in Section 4.14.1 of the Disclosure Schedule, no Employee Benefit Plan is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” as described in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” as defined in Section (3)(40) of the Code, or (iv) a “multiemployer plan” as defined in Section 4001 of ERISA. No Employee Benefit Plan provides for post-employment health or life insurance, except as required by COBRA or any similar state Law.

4.14.2    General Compliance. Each Employee Benefit Plan has been maintained and operated in all material respects consistent with its terms and with the requirements of applicable Law. There are no actions, suits or claims pending or, to Seller’s Knowledge, threatened against any Employee Benefit Plan as of the date hereof (other than routine claims for benefits). To Seller’s Knowledge, as of the date hereof, Seller has not received any written notice that any Employee Benefit Plan is presently the subject of an audit, investigation or examination by any Governmental Body.

4.14.3    Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each corresponding trust intended to be tax-exempt under Section 501(a) of the Code is the subject of a favorable determination letter issued by the IRS.

4.14.4    Contributions. Seller has made timely payment of all amounts respectively required to be paid by it as contributions or premiums to any Employee Benefit Plan that are due as of the date of this Agreement.

4.14.5    Transactions. Neither Seller, nor, to Seller’s Knowledge, any other Persons who participate in the operation of any Employee Benefit Plan has engaged in any transaction with respect to any Employee Benefit Plan, or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject Seller to a material Tax, penalty or liability for prohibited transactions under the Code or ERISA or breach of any applicable fiduciary obligations under ERISA.

4.14.6    409A. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code complies and has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

4.14.7    Transaction Benefits. No Employee Benefit Plan or other compensatory arrangement exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would reasonably be expected to (i) trigger or entitle any Business Employee to any payment or benefits (including, without limitation, change in control payments, retention payments or severance or any increase in severance pay upon any termination of employment after the date of this Agreement), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Employee Benefit Plans or otherwise with respect to any Business Employee, or (iii) result in any payments or benefits to Business Employees which would, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment” under Section 280G of the Code with respect to any Business Employee, or result in a loss of a tax deduction to Buyer.

4.15          Environmental Matters. Seller, with respect to the Business, is currently, and has for the last three (3) years been, in material compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any written notice of any pending or threatened violation, liability or claim under Environmental Laws that has resulted in or would reasonably be expected to result in material liability of Seller. Seller, with respect to the Business, has not handled, disposed of, arranged for the disposal of, manufactured, distributed, exposed any Person to, or released any Hazardous Materials or petroleum, or owned or operated any property or facility contaminated by any Hazardous Materials or petroleum, that has given rise to or would reasonably be expected to give rise to material liabilities pursuant to Environmental Laws.

4.16          Material Contracts.

4.16.1    Listing. Section 4.16.1 of the Disclosure Schedules sets forth a list of all currently active Contracts (including amendments thereto) (i) by which any of the Purchased Assets are bound or affected or (ii) (a) to which Seller is a party or (b) by which it is bound in each case in connection with the Business or the Purchased Assets, meeting any of the descriptions set forth in the following categories (together with the Assumed Leases, the “Material Contracts”):

(a)               all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(b)               all Contracts for the sale of any of the Purchased Assets or for the grant to any person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets, other than Contracts for the sale, distribution or provision of products or services of the Business in the ordinary course of business;

(c)               all Contracts arrangement that is currently in place; concerning a partnership or joint venture or similar all collective bargaining agreements or other Contracts with a labor organization relating to the Business Employees;

(d)               that is a note, debenture, bond, equipment trust, letter of credit, capital lease obligation, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or otherwise pertaining to Indebtedness or that is a Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person in connection with the Business (other than to or on behalf of an Affiliate of Seller);

(e)               Contracts with any Governmental Body;

(f)                Contracts pursuant to which Seller leases any real property solely for the benefit of the Business;

(g)               Contracts that involve revenues or expenditures by Seller with respect to the Business in excess of five hundred thousand dollars ($500,000) per annum (excluding sale orders entered into in the ordinary course of business consistent with past practice) and not terminable upon notice of ninety (90) days or less;

(h)               Contracts that relate to employment, compensation, severance, or consulting between Seller (or one of its Affiliates) and any of the Business Employees who earned or was paid in excess of one hundred thousand dollars ($100,000) annually in 2021;

(i)                 Contracts (i) containing covenants restricting or limiting the freedom of the Business to engage in any line of business or with any Person or in any geographic area or during any period of time; (ii) that contain exclusivity requirements or similar obligations or (iii) with any provision granting “most favored nation” or similar terms (whether in respect of pricing or otherwise) or granting any person any option, right of first offer, right of first refusal, “first look” or similar right to purchase, lease, license or acquire any Purchased Asset;

(j)                 Contracts that relate to the compromise or settlement of any litigation or arbitration or other proceeding involving the Business;

(k)               any hedging, swap, forward, future, interest rate, commodity or currency exchange agreement or similar hedging or derivative instrument;

(l)                 any Contract requiring Seller to provide to the counterparty thereto a HITRUST CSF Certification or SOC 2 Report;

(m)             all Business Intellectual Property Agreements; and

(n)               that requires the Business to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions.

4.16.2    Status. Complete and correct copies of each Material Contract (including all amendments and supplements thereto) have been made available to Buyer. Except as set forth in Section 4.16.2 of the Disclosure Schedules:

(a)               each Material Contract is (i) a valid and binding obligation of Seller and, to Seller’s Knowledge, a valid and binding obligation of each other party thereto, (ii) enforceable against Seller and, to the Seller’s Knowledge, each other party thereto, in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions, and (iii) in full force and effect; and

(b)               (i) none of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract and (ii) to the Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

4.17          Customers and Vendors. Section 4.17(a) of the Disclosure Schedules contains a complete and accurate list of the names of the Business’s respective top ten (10) customers by revenue (based on revenues earned from customers in calendar year 2021) (“Top Customers”) and the aggregate dollar value of sales to each Top Customer during such period. Section 4.17(b) of the Disclosure Schedules contains a complete and accurate list of the names of the Business’s respective top ten (10) vendors (by expenditures in calendar year 2021) (“Top Vendors”) and the aggregate dollar value of purchases from each Top Vendor during such period. Except as set forth in Section 4.17 of the Disclosure Schedules, since December 31, 2021, no Top Customer or Top Vendor has cancelled, terminated or delivered written notice to Seller that it intends to cancel or otherwise terminate or materially reduce its relationship with the Business. Seller has not received any written notice from any Top Customer or Top Vendor seeking indemnification from, or making a breach of warranty claim, against Seller under any contract with such Top Customer or Top Vendor, except for any such claims which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

4.18          Licenses, Permits and Authorizations; HIPAA.

4.18.1    Seller has all of the material licenses, certificates, approvals, clearances, exemptions, consents, filings, registrations, notifications, authorizations and permits (collectively, “Permits”) from any Governmental Body necessary to permit Seller to own, operate, use and maintain the Purchased Asset and the Business in the manner in which they are now operated and maintained and currently conducted. Seller is currently in compliance in all material respects with its obligations under, and the terms of, each Permit, and (i) no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respects under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation, cancellation, suspension, material adverse modification or termination of any such Permit, or which would result in the non-renewal of any such Permit or which would materially and adversely affect the rights of Seller under any such Permit, (ii) no notice of cancellation, revocation, non-renewal, suspension, material adverse modification or of material default concerning any such Permit has been received by the Business since January 1, 2019, and (iii) each such Permit is valid, subsisting and in full force and effect.

4.18.2    The Business complies and has for the last three (3) years complied with all federal and state Laws relating to Personal Data, including PHI and patient, medical and individual health information, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, each as amended, and the implementing regulations promulgated thereunder, all as amended from time to time, including the standards for the privacy of IIHI at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of EPHI set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time (collectively “HIPAA”). Seller, with respect to the Business, has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“BAA”) to which Seller is a party or otherwise bound, with respect to the Business, and, except as set forth on Section 4.18.2 of the Disclosure Schedules, any BAAs dated prior to January 25, 2013 have been amended to comply with HIPAA. Seller, with respect to the Business, has, implemented and maintained written policies and procedures to comply with HIPAA and to protect all Personal Data, including PHI, provide training to all employees and agents as required under HIPAA, and has implemented appropriate security procedures, including physical, technical and administrative safeguards, to protect Personal Data, including PHI stored, maintained or transmitted in electronic form. For the last three (3) years, Seller, with respect to the Business, has undertaken a security risk analysis as required by 45 C.F.R. § 164.308(a)(1)(ii)(A) and all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of the Business required by HIPAA and has implemented appropriate corrective actions to address all material vulnerabilities in their HIPAA safeguards and controls identified through such necessary assessments. Seller, with respect to the Business, has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state Law or regulation applicable to the protection of PHI, individually identifiable health information or personally identifiable information. Seller, with respect to the Business, is not and could not reasonably be expected to become, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding or Governmental Order in connection with any actual or potential violation by the Business of HIPAA. For the last three (3) years, none of the Seller, the Business, nor, to Seller’s Knowledge, an agent or third party subject to a BAA with Seller has experienced a successful security incident, breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal Laws with respect to the Business that would require Seller to make a disclosure to any individual or Governmental Body. For the last three (3) years, neither the Seller nor the Business has received written notice from any Governmental Body relating to actual or alleged non-compliance with HIPAA or any other applicable state or foreign Law related to health information and medical records retained by Seller or its subsidiaries as related to the Business, or any of its or their subcontractors that is either still pending or has resulted in a corrective action plan. All capitalized terms in this Section 4.18.2 not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

4.19          Compliance with Healthcare Laws.

4.19.1    Except as set forth on Section 4.19.1 of the Disclosure Schedules, the Business is, and at all times during the three (3) year period prior to the Closing, has been in compliance in all material respects with all Healthcare Laws and Third-Party Payor Program rules. Except as set forth on Section 4.19.1 of the Disclosure Schedules, no Action has been filed, commenced or, to Seller’s Knowledge, threatened against Seller alleging any failure of the Business so to comply with any Healthcare Law in any respect, and neither the Seller nor the Business has received any written notice from any Governmental Body or agent thereof of relating to any actual or alleged violation of, default under, noncompliance with, or complaint to or investigation or inquiry or audit by any Governmental Body respect to the Business with any Healthcare Laws. Except as set forth on Section 4.19.1 of the Disclosure Schedules, to the Seller’s Knowledge, no facts, events, circumstances or conditions exist that would reasonably be expected to form the basis for any Action, complaint, investigation, audit or inquiry against or affecting the Business or the operation thereof relating to or arising under any Healthcare Law. Except as set forth on Section 4.19.1 of the Disclosure Schedules, Seller has not received any written notice from any Governmental Body, and Seller is not aware of any pending, active or threatened Actions, complaints, investigations, audits or inquiries pertaining to the Business with respect to any Healthcare Laws prohibiting, governing, regulating or relating to fee-splitting, self-referrals or payment or receipt of kickbacks in return for or to induce referrals. The Seller and the Business have implemented and maintain policies and procedures that comply with Healthcare Laws.

4.19.2    During the past three (3) years, neither Seller, nor, to the Seller’s Knowledge, the Business Employees have (i) been reprimanded, debarred, disqualified, sanctioned, excluded or disciplined by any licensing board, Governmental Body or any other body, professional society, hospital, or Third-Party Payor Program, (ii) had a judgment or settlement without judgment entered against it, him or her in connection with a malpractice or similar action, (iii) been found liable or responsible for any civil offense reasonably related to qualifications or competence relating to professional practice or (iv) been terminated from employment for cause related to any of the actions described in this Section 4.19.2.

4.19.3    The Business has not billed or received, or caused a customer pharmacy to bill or receive, any payment or reimbursement from a Third-Party Payor Program in excess of amounts allowed by Law.

4.19.4    During the past three (3) years, none of the Business or Seller or any of their respective current or former officers, directors, employees, contractors, agents or other representatives: (i) has been convicted of, charged with or entered into any settlement agreement with any Governmental Body to avoid conviction of, any violation of any Healthcare Laws; (ii) has been excluded, suspended, debarred or proposed for debarment from participation, has received a written notice of their exclusion, suspension or debarment from participation, has been threatened in writing with exclusion, suspension or debarment from participation or is otherwise ineligible to participate in Third-Party Payor Programs; or (iii) has been convicted of, or entered into any settlement agreement with any Governmental Body to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Third-Party Payor Program or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder, in the case of each of clauses (i) through (iii), related to the Business.

4.20          Transactions with Affiliates. Except as set forth in Section 4.20, there are not currently any agreements between Seller, as it relates to the Business, on the one hand, and any Affiliate or stockholder, officer or director of Seller, on the other hand. As of the Effective Time and as of the Closing, except for claims that may be made by Seller under this Agreement or any Ancillary Agreement, none of Seller, any of its Affiliates or any manager, member, officer, director, shareholder or employee of Seller or any of its Affiliates has any claim or cause of action related to the Business or the Purchased Assets or owes any money to, or is owed any money by, Seller, with respect to the Business.

4.21          Brokers. Except for Citigroup Global Markets, Inc. (whose fees and expenses constitute Excluded Liabilities), neither Seller nor any of its Affiliates has employed, nor are any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who are entitled to a fee or commission in connection therewith.

4.22          Insurance. Section 4.22 of the Disclosure Schedules sets forth (a) a true and complete list of all current insurance policies maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”) and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims. Except as set forth on Section 4.22 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights and all such Insurance Policies are in full force and effect and enforceable in accordance with their terms.

4.23          Anti-Corruption Compliance. Seller and each of its subsidiaries, and each of their respective officers and directors, and, to Seller’s Knowledge, its employees, agents, and representatives have at all times during the past five (5) years complied with Anti-Corruption Laws. Neither Seller nor any of its subsidiaries, nor any of their respective directors or officers, nor, to the Seller’s Knowledge, their respective employees, agents, or representatives has offered or given anything of value to: (i) any Government Official, any political party or official thereof, or any candidate for foreign political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Government Official, any foreign political party or official thereof, or candidate for foreign political office, for the purpose of any of the following: (A) influencing any action or decision of such Person, in its, his or her official capacity, including a decision to fail to perform its, his or her official function; (B) inducing such Person to use its, his or her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; or (C) where such payment would constitute a bribe, kickback or illegal or improper payment, in each case of (A)-(C) to assist the Seller or its subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person, or in securing any improper advantage. There have been no false or fictitious entries made in the books or records of the Seller or its subsidiaries relating to any illegal payment or secret or unrecorded fund and the Seller has not established or maintained a secret or unrecorded fund. The Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by the Seller and its subsidiaries, and their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws, and to the Seller’s Knowledge, no governmental authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Seller or its subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.

4.24          Sanctions and Export Control Compliance. The Seller and its subsidiaries, and their respective officers and directors, and to the Seller’s Knowledge, their respective employees, agents, and representatives have at all times during the past five (5) years complied with Sanctions and Export Control Laws. During the past five (5) years, none of Seller or its subsidiaries, nor any of their respective officers or directors, nor, to the Seller’s Knowledge, any of their respective employees, agents, representatives, or beneficial owners: (i) has been or is a Sanctioned Person; (ii) has been or is owned or controlled by a Sanctioned Person; (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Country; (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country; (v) has received from any governmental authority or any other Person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions or Export Control Laws; or (vi) made any voluntary or involuntary disclosure to a governmental authority regarding an actual or alleged violation of Sanctions or Export Control Laws.

4.25          Solvency. Each of Seller and Parent is, and immediately after the Closing Date will be, Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or any of its subsidiaries. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

4.26          KD APA. In connection with the execution of this Agreement, Seller has provided to Buyer a correct and complete copy of the KD APA, duly executed by each party thereto.

4.27          Disclaimer of Warranties. Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules) or in any of the other Seller Delivered Documents, neither Seller nor any other Person on behalf of Seller has made or makes any express or implied representation or warranty, either written or oral, including any representation or warranty as to (a) the accuracy or completeness of any information regarding the Business furnished or made available to Buyer and its representatives, (b) any information, documents or material made available to Buyer in an internet data room, in a management presentation or in any other form in expectation of the transactions contemplated hereby, or (c) as to the future revenue, profitability or success of the Business.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

5.1              Organization. Buyer is a Florida corporation, duly organized, validly existing and in good standing under the Laws of its state of organization and has the power and authority to own, operate or lease its properties, and carry on its business as now conducted.

5.2              Authority and Enforceability. Buyer has the necessary capacity, power and authority to execute and deliver this Agreement and the other Buyer Delivered Documents and to consummate the transactions contemplated by this Agreement and the other Buyer Delivered Documents and otherwise comply with and perform Buyer’s obligations under this Agreement and the other Buyer Delivered Documents. The execution and delivery by Buyer of this Agreement and the other Buyer Delivered Documents, the performance by Buyer of its obgliations hereunder and thereunder and the consummation by Buyer of the transactions contemplated on its part hereby and thereby have been duly authorized by its board of directors in accordance with the terms of its Governing Documents. No other action on the part of Buyer or its Affiliates is necessary to authorize the execution and delivery of this Agreement or the other Buyer Delivered Documents by Buyer, the performance by Buyer of its obligations under the Seller Delivered Documents or the consummation by Buyer of the transactions contemplated by this Agreement or the other Buyer Delivered Documents. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by the Enforceability Exceptions. The other Buyer Delivered Documents will, when executed and delivered by Buyer, constitute Buyer’s valid and binding obligations enforceable against Buyer in accordance with their terms, except as may be limited by the Enforceability Exceptions.

5.3              No Violation of Laws; Consents. Neither the execution and delivery by Buyer of this Agreement or the other Buyer Delivered Documents, the consummation of the transactions contemplated by this Agreement or the Buyer Delivered Documents, nor the compliance with or fulfillment of the terms, conditions or provisions of this Agreement or the other Buyer Delivered Documents by Buyer will:

5.3.1        Conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of Buyer;

5.3.2        require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default or an event of default under any of the terms of, result in the termination of, or accelerate the maturity of, any material Contract of Buyer; or

5.3.3        conflict with or result in a violation or breach of any Law to which Buyer is subject or by which any asset of Buyer may be bound or affected, or otherwise require the consent, approval, authorization, registration or filing with, notice to, or action by, a Governmental Body, other than such filings as may be required under the HSR Act or otherwise set forth on Schedule 5.3.3 hereto, except, in the case of Sections 5.3.2 and 5.3.3, for such violations, conflicts or defaults, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.4              No Pending Litigation; Governmental Orders. As of the date hereof, no Action is pending or, to the knowledge of Buyer, threatened against Buyer that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the transactions contemplated by this Agreement. As of the date hereof, there is no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement.

5.5              Brokers. Except as set forth in Section 5.5 of the Disclosure Schedules, neither Buyer nor any of its Affiliates has employed, nor is any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who are entitled to a fee or commission in connection therewith for which the Seller could be liable.

5.6              Financial Ability; Solvency. As of the date hereof, Buyer has received and delivered to Seller an executed equity financing commitment letter (the “Equity Commitment Letter”) between Buyer and Sponsor, pursuant to which Buyer will be provided with, on the terms and subject to the conditions set forth therein and assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied at Closing, sufficient funds to allow Buyer to satisfy an amount equal to all of Buyer’s financial obligations under this Agreement, including payment in full by Buyer of all amounts pursuant to Section 2.4 and the payment of all associated costs and expenses, in each case, to the extent payable on the Closing Date (the “Equity Financing”). Buyer has fully paid any and all commitment fees and other fees required by the Equity Commitment Letter to be paid on or before the date hereof. As of the date hereof, the Equity Commitment Letter is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each other party thereto, and is in full force and effect, and has not been amended, modified, withdrawn, terminated or rescinded in any respect and, to the knowledge of Buyer, no such amendment, modification, withdrawal, termination or rescission is contemplated. As of the date hereof, Buyer has no reason to believe that such available cash for the payment of the Purchase Price and the payment of all associated costs and expenses, in each case, to the extent payable on the Closing Date, shall not be available or that the conditions to funding the Equity Financing pursuant to the Equity Commitment Letter shall not be met and such commitments shall not be funded (assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied on or prior to the Closing). There are no conditions to the funding of the Equity Financing other than those expressly set forth in the Equity Commitment Letter and, as of the date hereof, there are no side letters or other arrangements related to the Equity Financing other than those expressly set forth in the Equity Commitment Letter. The Buyer is, and immediately after giving effect to the transactions contemplated by this Agreement and (i) assuming that the representations and warranties contained in Article 4 are true and correct in all material respects, and (ii) assuming that any financial forecasts of the Business that have been provided to Buyer have been prepared in good faith based on assumptions that were and continue to be reasonable, Buyer will be, Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Business. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7              Independent Evaluation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Business for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 4 (including the related portions of the Disclosure Schedules) and any other Seller Delivered Document; and (b) neither of Seller nor any other Person has made any representation or warranty as to Seller, the Business or this Agreement, except as expressly set forth in Article 4 (including the related portions of the Disclosure Schedules) or other Seller Delivered Documents.

5.8              Buyer Acknowledgement. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY SELLER CONTAINED IN THIS AGREEMENT AND THE OTHER SELER DELIVERED DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT BUYER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT BY ANY PERSON ON BEHALF OF SELLER (OTHER THAN THOSE SET FORTH IN ARTICLE 4 AND THE OTHER SELLER DELIVERED DOCUMENTS) AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY SELLER.

Article 6
AGREEMENTS PENDING CLOSING

6.1              Access to Information. Subject to the terms of the Confidentiality Agreement by and between BlackRock Financial Management, Inc. - Long Term Private Capital Group (“BlackRock LTPC”) and Parent, dated January 28, 2022 (the “Confidentiality Agreement”), during the period beginning on the date hereof through and including the earlier of (a) the date this Agreement is terminated in accordance with Section 9.1 and (b) the Closing Date, Seller shall permit the officers, employees and Representatives of Buyer to have reasonable access during normal business hours, upon reasonable advance written notice and at agreed upon times, to the offices, properties and senior managers of the Business and the business and financial records of the Business, to the extent Buyer shall reasonably deem necessary or desirable in connection with the transactions contemplated hereby, and shall furnish to Buyer or its authorized representatives such additional information concerning Seller and the Business as shall be reasonably requested; provided, however, that (a) Seller shall not be required to violate any obligation of confidentiality to which it or any of its Affiliates is subject or disclose any information if such disclosure would result in a waiver of Seller’s, or any of its Affiliates’ attorney-client privilege or any similar protection; and (b) such investigation shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of Seller, or any of its Affiliates; provided further, that, with respect to clause (a), the Parties will reasonably cooperate with each other to establish mutually acceptable workarounds to provide the Buyer, its Affiliates and its and its Affiliates’ Representatives with the access to such information to the extent practicable under the circumstances. Notwithstanding anything to the contrary in the Confidentiality Agreement, Parent hereby consents to the disclosure of Evaluation Material (as defined in the Confidentiality Agreement) to current or potential Debt Financing Sources of Buyer and representatives of the foregoing. If so requested by Seller, Buyer and its Affiliates shall enter into a customary joint defense agreement with Seller with respect to any information to be provided to Buyer pursuant to this Section 6.1. Notwithstanding anything herein to the contrary, Seller may require that any disclosure to Buyer or its Affiliates or representatives of any confidential information relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications, or pricing and marketing plans, including, where Seller believes it is in competition with Buyer or its Affiliates be subject to the terms of the Clean Team Agreement by and between BlackRock LTPC and Parent, dated April 8, 2022.

6.2              Notice of Certain Events. Each Party shall promptly notify the other Party of any action, suit, proceeding or investigation that is instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, and each Party shall promptly notify the other Parties of any action, suit, proceeding or investigation that may be threatened or asserted in writing, brought or commenced against Seller or Buyer, as the case may be, that would have been required to be disclosed under Section 4.10 or Section 5.4, as the case may be, if such action, suit, proceeding or investigation had arisen prior to the date hereof.

6.3              Operations Prior to Closing Date. Between the date of this Agreement and the Closing, unless Buyer otherwise agrees in writing and except for such exigent actions in response to a material circumstance arising from or with respect to the COVID-19 pandemic (including the response of any Governmental Body thereto), which such action Seller determines is in the best interest of the Business consistent with Seller’s prior actions taken in response to COVID-19 and consistent with actions being taken by Seller and its affiliates with respect to their respetive other businesses, Seller will cause the Business to be conducted in the ordinary course of business consistent with past practice (including with respect to pricing, discounting and/or promotional policies and strategies and continuing to make any capital expenditures in a manner consistent with the capital plan previously provided to Buyer) and in compliance in all material respects with all applicable Laws, and will use commercially reasonable efforts to (a) maintain and preserve intact the Business and its relationships with its employees, customers, vendors and others with which the Business has a material business relationship and (b) keep and maintain the Purchased Assets in good repair and operating condition, normal wear and tear excepted. Without limiting the generality of the foregoing sentence and except for (i) as set forth on Schedule 6.3, (ii) as otherwise expressly permitted by this Agreement or (iii) with the consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the Closing Date, Seller will not take or permit any action that would cause any of the changes, events or conditions described in Section 4.6 to occur, nor enter into any agreement to perform any such action.

6.4              Governmental Approvals and Other Third-Party Consents.

6.4.1        Each Party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Bodies that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement; provided that, except as otherwise provided in this Section 6.4, neither Party nor its Affiliates shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals. Each Party shall cooperate fully with the other Party and the other Party’s Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

6.4.2        Each Party hereto agrees to use its reasonable best efforts to supply to the appropriate Governmental Body any additional information and documentary material that may be requested pursuant to the HSR Act. Each such submission, filing, notification, report and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Parties will cooperate with each other in connection with the making of all such filings and submissions and the taking of such other actions, including by providing copies of all non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to consider in good faith all reasonable additions, deletions, or changes suggested in connection therewith. The Parties will each furnish to the other such information required for any submission, application or other filing to be made by any other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. The Parties will each promptly inform the other of any material communication made to, or received by it from, the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice with respect to the HSR filings.

6.4.3        Buyer shall use its reasonable best efforts to (a) secure the expiration or termination of any applicable waiting period under the HSR Act, and (b) to resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Body under the HSR Act; provided, that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.4 or any other provision of this Agreement shall require any of Buyer or any of its Affiliates to agree or otherwise be required to, take any action, including any action contemplated above, (x) with respect to any of Buyer’s Affiliates (including, for purposes of this Section 6.4, BlackRock, Inc. and its subsidiaries (“BlackRock”) and any investment funds or investment vehicles affiliated with, or managed or advised by, BlackRock or any portfolio company (as such term is commonly understood in the private equity industry) or investment of BlackRock or of any such investment fund or investment vehicle), or any interest therein, other than, subject to (y), with respect to the Business or the Buyer and its subsidiaries, or (y) that, individually or in the aggregate, would reasonably be expected to have a material impact on either (i) the financial condition, assets, liabilities, businesses, prospects or results of operations of the Business, taken as a whole, or (ii) the financial condition, assets, liabilities, businesses, prospects or results of operations of Buyer and its subsidiaries, taken as a whole. Without the prior written consent of Seller, Buyer will not agree to extend the waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission or the Department of Justice to not consummate the transactions contemplated by this Agreement. The covenants and obligations in this Section 6.4.3 are made solely to facilitate the Closing and do not constitute a representation or admission that this Agreement or the transactions contemplated under this Agreement, if consummated without any modification, would violate the HSR Act or that agreeing to any divestitures, hold separate conditions or other restrictions suggested by any Governmental Body or other Person acting under the HSR Act would not be harmful to the Parties.

6.4.4        All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Body or the staff or regulators of any Governmental Body, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Seller or Buyer, or any of their Affiliates with Governmental Bodies in the ordinary course of business, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals; provided, that any materials exchanged in connection with this Section 6.4 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Business or Buyer’s consideration of the transactions contemplated hereby or other competitively sensitive material, and that the Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other party under this Section 6.4 as “outside counsel only”. Each Party shall, to the extent practicable, give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Body or the staff or regulators of any Governmental Body, with such notice, to the extent practicable, being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

6.5              Satisfaction of Closing Conditions. Without limiting Section 6.4, each of the Parties will use its commercially reasonable efforts to satisfy its conditions to the Closing set forth in this Agreement and otherwise to perform and comply with its pre-Closing obligations set forth in this Agreement; provided that this Section 6.5 does not change any specific obligations, or limitations on any obligations, otherwise set forth in this Agreement.

6.6              Financing Cooperation.

6.6.1        Until the earlier of the Closing and such time as this Agreement is terminated in accordance with the terms hereof, the Seller shall, at Buyer’s sole expense (other than with respect to the matters contemplated by clause (i)(C) below), (i) furnish to Buyer (A) all Required Information, (B) at least five (5) Business Days prior to the Closing Date, the Debt Financing Deliverables as are reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date; provided, that failure by Seller to provide Buyer with the Required Information and Debt Financing Deliverables within the time period specified above shall not result in failure to satisfy the condition in Section 8.1.2, unless such failure results from a Willful Breach and is the primary cause of Buyer being unable to obtain the proceeds of the Debt Financing at Closing, and (C) (x) the Release Documents and (y) either (I) the Credit Agreement Amendment or (II) customary executed payoff, termination and release documentation (collectively, the “Payoff Letters”) necessary to evidence, on or prior to the Closing Date, the termination of the Credit Agreement, the repayment in full of all obligations then outstanding thereunder and the release of any Encumbrances and termination of all guarantees supporting the obligations thereunder, in each case, in form and substance satisfactory to Buyer, and (ii) use commercially reasonable efforts to, and cause its officers, employees and advisors (in each case, with appropriate seniority and expertise in the good faith judgement of the Seller) to use commercially reasonable efforts to, provide to Buyer such reasonable cooperation as is customary for the Debt Financing and as is reasonably requested by Buyer including (A) cooperating with the prospective Debt Financing Sources in performing their due diligence during a commercially reasonable number of due diligence sessions and as reasonably requested by Buyer with reasonable advance notice of time and place, (B) providing due diligence materials that are reasonably requested by Buyer to prospective Debt Financing Sources (provided, that, for the avoidance of doubt, the Seller shall not be required to provide, and Buyer shall be solely responsible for, (i) the preparation of any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (ii) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes,” or (iii) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing), (C) reasonably cooperating with Buyer and the Debt Financing Sources in the preparation, execution and delivery of definitive transaction documents for the Debt Financing (provided, that the effectiveness thereof shall be conditioned upon, and become operative immediately prior to, the occurrence of the Closing), (D) facilitating the pledge of and granting and perfection of liens on applicable collateral (including the release, identification, grant or perfection of any Encumbrances on the Purchased Assets), if any, to provide security in connection with the Debt Financing at and after the Closing, (E) assisting with the release of related Encumbrances on the Purchased Assets on the Closing Date (including obtaining the Release Documents), (F) obtaining such consents, approvals and authorizations which may be reasonably requested by Buyer in connection with the Debt Financing and collateral arrangements in connection therewith (including obtaining the Release Documents and the Payoff Letters, as applicable) and (G) reasonably cooperating with Buyer to satisfy the conditions precedent to the Debt Financing to the extent within the control of the Seller; provided, however, that (i) nothing herein shall require the Seller or any of its Affiliates to take any action that would be effective prior to the Closing or to the extent it would, in the Seller’s reasonable judgment, reasonably be expected to (A) interfere unreasonably with the business or operations of the Seller, (B) conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time) under (I) the certificate of incorporation and bylaws, or equivalent organizational documents, of the Seller or any of its Affiliates, or (II) any applicable Law or any Contract to which the Seller or any of its Affiliates is a party, or (C) cause any conditions set forth in Article 8 to fail to be satisfied; (ii) the board of directors of the Seller (and the equivalent governing body of any Affiliate of the Seller) shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, and, except as expressly set forth in this Section 6.6.1, neither the Seller nor any of its Affiliates shall be required to take any corporate actions prior to the Closing Date to permit the consummation of the Debt Financing; and (iii) the Seller shall not be required to disclose any information to Buyer or take any other action pursuant to this Section 6.6.1 if doing so could (x) violate, or result in the waiver of any benefit under, any fiduciary duty or any applicable federal, state, provincial, municipal, local or foreign Law, rule or regulation and any judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment to which the Seller is a party or to which the Seller is subject or (y) result in the waiver of any legal privilege or work product protection of the Seller.

6.6.2        The Seller shall not be required to pay any commitment or other similar fee or make any other payment (other than reasonable and documented out-of-pocket costs, subject to reimbursement by Buyer) or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing. Neither the Seller nor any of its Affiliates shall be required to execute or enter into or perform any agreement with respect to the Debt Financing (including any credit or other agreements, pledge or security documents, or other certificates, or documents in connection with the Debt Financing). Whether or not the Closing occurs, Buyer shall promptly reimburse the Seller for all reasonable out-of-pocket costs and expenses incurred by any of them in connection with Section 6.6.1, including reasonable and documented legal fees and shall indemnify and hold harmless the Seller from and against any and all Losses and other liabilities suffered or incurred by any of them to the Debt Financing Sources in connection with the arrangement and preparation of the Debt Financing and any information used in connection therewith other than information furnished by or on behalf of the Seller or to the extent resulting from the gross negligence, bad faith or willful misconduct of the Seller or any of its Affiliates. The Seller hereby consents to the use of its logos in connection with the Debt Financing; provided, that the logos are used solely (i) in a manner that is not intended or reasonably likely to harm or disparage the Seller or the reputation or the goodwill thereof, and (ii) in connection with a description of the Seller, its business and products or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, the Buyer acknowledges and agrees that the Closing shall in no way be contingent upon any Debt Financing.

6.7              No Shop. Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets (other than dispositions of Purchased Assets in the ordinary course of business). Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer in writing of any Acquisition Proposal, any request for information or other inquiry with respect to any Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal, and the identity of the Person making the same. Seller agrees that the rights and remedies for noncompliance with this Section 6.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.8              KD Acquisition. Seller shall not amend, alter, modify or terminate the KD APA or waive any condition to closing under the KD APA without the prior written consent of Buyer and shall use its reasonable best efforts to cause the KD Acquisition to be consummated no later than immediately prior to the transactions contemplated by this Agreement and shall keep Buyer reasonably informed of the status of the KD Acquisition.

6.9              Misallocated Assets. If, following the Closing, any right, property or asset not forming part of the Purchased Assets is found to have been transferred to Buyer in error, Buyer shall transfer, or shall cause to be transferred, at no cost, such right, property or asset (and any related liability) as soon as practicable to Seller. If, following the Closing, any right, property or asset forming part of the Purchased Assets is found to have been retained by the Seller in error, the Seller shall transfer, or shall cause to be transferred, at no cost, such right, property or asset (and any related liability) as soon as practicable to Buyer (or its designee).

Article 7
OTHER AGREEMENTS

7.1              Tax Matters.

7.1.1        Tax Liability. Other than with respect to Transfer Taxes, Seller (and its Affiliates) will be liable for all Taxes imposed on or with respect to the Purchased Assets or the Business for the Pre-Closing Period, and, as between Seller (and its Affiliates) on the one hand and Buyer on the other hand, Buyer will be liable for all Taxes imposed on or with respect to the Purchased Assets or the Business for the Post-Closing Period. For all purposes of this Agreement, the amount of any ad valorem, real or personal property Taxes or other similar periodic Taxes not based on income or receipts (“Periodic Non-Income Taxes”) allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Periodic Non-Income Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period. To the extent the actual amount of Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to a Straddle Period is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of Periodic Non-Income Taxes for which Seller is responsible pursuant to this Section 7.1.1 at Closing.

7.1.2        Assistance and Cooperation. After the Closing Date, Seller and Buyer shall provide each other with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceeding relating to Taxes imposed on or with respect to the Purchased Assets or the Business. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such requested assistance.

7.1.3        Transfer Taxes. All federal, state, local, foreign and other transfer, sales, use or similar Taxes (“Transfer Taxes”) applicable to, imposed upon or arising out of the transfer of the Purchased Assets, or assumption of the Assumed Liabilities, pursuant to this Agreement or any other transaction contemplated by this Agreement, if any, shall be borne 50% by Seller and 50% by Buyer when due. Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the Party that customarily has primary responsibility for filing such Tax Returns pursuant to applicable Laws under and according to which the respective Tax Returns are due to be filed. Seller and Buyer shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

7.1.4        Purchase Price Allocation. The Purchase Price (including any Assumed Liabilities and any other items properly treated as consideration for the Purchased Assets for Tax purposes) shall be allocated among the Purchased Assets in accordance with the methodology set forth on Schedule 7.1.4 (the “Allocation Methodology”). Within ninety (90) days after the Closing Date, Seller will deliver to Buyer a schedule allocating the Purchase Price (including any Assumed Liabilities and any other items properly treated as consideration for the Purchased Assets for Tax purposes) among the Purchased Assets for all purposes (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Allocation Methodology. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute (any such resolution shall be final and binding on the parties); provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within forty-five (45) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by the Independent Accountant in accordance with the provisions set forth in Section 2.7.2 mutatis mutandis (and any such determination shall be final and binding on the parties). Seller shall revise the Allocation Schedule as necessary to reflect adjustments to the Purchase Price required by this Agreement, which Seller shall deliver to Buyer within thirty (30) days following the date of such adjustment, and which shall be subject to Buyer’s review and comment and subject to the dispute resolution mechanism set forth in the immediately preceding sentence. The fees and expenses of the Independent Accountant will be borne equally by Seller and Buyer. The Allocation Schedule, as finalized pursuant to this Section 7.1.4 shall be binding upon the Parties hereto and their respective Affiliates. Seller (or its Affiliates) and Buyer agree to file all Tax Returns (including their respective IRS Forms 8594, if applicable) in accordance with the Allocation Schedule, as finalized pursuant to this Section 7.1.4, and to not take any action inconsistent with the Allocation Schedule, as finalized pursuant to this Section 7.1.4, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. If any Governmental Body disputes the Allocation Schedule (or any revision thereto), the Party hereto receiving notice of the dispute shall promptly notify the other Party hereto of such dispute, and the Parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Allocation Schedule.

7.1.5        Tax Controversies. A Party shall promptly notify the other Party in writing promptly (but in no event later than thirty (30) days) (a “Notification”) upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or any of its Affiliates) is liable under Section 7.1.1. Failure to give such Notification shall not relieve the Indemnifying Party from liability under Article 10, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. Each Party shall be entitled to take control of the complete defense of any tax audit or administrative or court proceeding (a “Tax Claim”) relating to Taxes for which it may be liable, and to employ counsel of its choice at its expense; provided, that Seller and Buyer shall jointly control the defense of any Tax Claim relating to Taxes with respect to a Straddle Period for which Taxes are allocated to both Seller and Buyer under Section 7.1.1 of this Agreement. Notwithstanding the immediately preceding sentence, each Party shall be entitled to take control of the complete defense of any Tax Claim relating to Taxes for which it is obligated to file a Tax Return (but does not have any indemnification obligation hereunder) under this Section 7.1 (or by Law), and to employ counsel of its choice at its expense; provided, that such Party unconditionally releases in writing the other Party from its indemnification obligation hereunder with respect to such Tax Claim; provided further, that such Party shall take control of such Tax Claim within sixty (60) days of the earlier of (x) the date on which such Notification is provided or (y) the date such Notification is due pursuant to the first sentence of this Section 7.1.5. If one Party takes control of any such audit or proceeding, the other Party shall be entitled to participate, at its expense, in the defense of such audit or proceeding, and the Party controlling such audit or proceeding shall consider in good faith any suggestions made or points raised by the other Party. Neither Party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other Party, which consent shall not be unreasonably withheld. This Section 7.1.5 shall govern to the extent it would otherwise be inconsistent with Section 10.5.

7.2              Employees and Employee Benefit Plans.

7.2.1        Buyer will, or shall cause one of its Affiliates to, give Qualifying Offers of employment to each of the Business Employees (other than any Inactive Business Employee) at least fifteen (15) Business Days prior to the anticipated Closing Date or a later date approved by Seller in writing. As used herein, a “Qualifying Offer” means an offer by Buyer to continue employment of each such Business Employee commencing at the Closing (i) at a level of base pay and annual cash bonus or commission opportunity (as applicable) at least equal to such employee’s base pay (and annual cash bonus or commission opportunity (as applicable)) in effect immediately prior to the Closing Date, (ii) with an initial primary work location within a thirty (30) mile radius from such employee’s primary work location immediately prior to the Closing Date, and (iii) with compensation and benefits (excluding equity based compensation) that are substantially comparable aggregate to the compensation and benefits (excluding equity based compensation) to those provided to such Business Employees immediately prior to the date of this Agreement or, at Buyer’s option, similarly situated employees of Buyer. The terms of the Qualifying Offer shall apply to a Transferred Employee for no less than a period of one year from the Closing Date (or, if shorter, during any period of employment). All Qualifying Offers of employment made by Buyer pursuant to this Section will be made in accordance with all applicable Laws, will be conditioned on the occurrence of the Closing, and will include such additional information as shall be mutually agreed by Seller and Buyer. With respect to any Inactive Business Employee, Buyer will, or shall cause one of its Affiliates to, make a Qualifying Offer to each such individual on the earliest practicable date following the return of such individual to work with the Seller, to be effective upon acceptance, provided that such Inactive Business Employee returns to work within six (6) months following the Closing Date (or such longer period as required by applicable Law). Following the date hereof and while the Buyer has outstanding obligations pursuant to this Section 7.2.1, the Seller shall promptly notify the Buyer of the occurrence of the end of any such leave of absence with respect to any Inactive Business Employee. The Seller shall retain all costs, expenses and liabilities related to any Inactive Business Employee that arise out of or accrue as a result of an event or events that occur on, prior to or as of the date that any Inactive Business Employee commences employment with the Buyer or an Affiliate thereof in accordance with the terms of this Agreement. Each Active Business Employee and Inactive Business Employee who is given a Qualifying Offer, who accepts such offer of employment and who commences work with Buyer or its Affiliate on or following the Closing Date pursuant to this Section is referred to herein as a “Transferred Employee.”

7.2.2        Buyer shall assume as of the Closing Date all liabilities for Accrued PTO, and shall permit Transferred Employees to use their Accrued PTO entitlement accrued as of Closing in accordance with the policy of Seller as of Closing for carrying over unused paid time off.

7.2.3        Upon any Active Business Employee or Inactive Business Employee becoming a Transferred Employee, Seller and its Affiliates will terminate the employment of such Transferred Employee with Seller and its Affiliates.

7.2.4        Transferred Employees shall be credited for their length of service with Seller, Buyer and Buyer’s Affiliates, for all purposes under Buyer’s benefit plans (except for the purposes of benefit accruals under a defined benefit plan of Buyer), including but not limited to determining eligibility to participate in, vesting of, and entitlement to, such benefits. In addition, Buyer shall ensure that Transferred Employees who agree to employment with Buyer after the Closing Date receive credit for all purposes under Buyer’s benefit plans for any deductibles, co-payments or similar payments paid by such Transferred Employees and their dependents for the calendar year in which the Closing Date occurs under a plan maintained by Seller or its Affiliates. Any preexisting condition clause in any Buyer benefit plan shall be waived for the Transferred Employees.

7.2.5        Without limiting the generality of the foregoing, after the Closing Date, Buyer shall provide to each Transferred Employee with severance benefits in amounts and on terms and conditions consistent with Buyer’s severance plan and policies generally applicable to similarly-situated employees at the relevant time, with any such severance to be determined based on the Transferred Employee’s base salary or regular hourly wage as in effect immediately prior to the Closing Date (or any higher amount as in effect thereafter) and taking into account the Transferred Employee’s continuous service with Seller (including any current or former Affiliate or predecessor thereof) prior to the Closing Date and with Buyer (or any of its Affiliates) after the Closing Date. Buyer shall assume all liability of severance pay and similar obligations payable to any Transferred Employee who is terminated by Buyer after Closing.

7.2.6        Buyer shall cause a tax-qualified defined contribution plan established or designated by Buyer or any of its Affiliates (“Buyer’s 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the existing tax-qualified defined contribution plan established or designated by Seller (“Seller’s 401(k) Plan”). The distribution and rollover described herein shall comply with applicable Laws, and Buyer and Seller shall, and shall cause their respective Affiliates to, make all filings and take any actions required of each such person by applicable Laws in connection therewith.

7.2.7        Buyer will be responsible for any action after Closing with respect to the Transferred Employees that results in a “mass layoff” or “plant closing” under the WARN Act, exclusive of any “employment losses,” as defined under the WARN Act, effected by Seller on or before the Closing Date.

7.2.8        To the extent that a Transferred Employee was a participant in an Employee Benefit Plan, the Employee Benefit Plans shall be responsible for providing welfare benefits (including medical, hospital, vision, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Transferred Employees for all claims incurred prior to the Closing Date under and subject to the generally applicable terms and conditions of such plans. For purposes of this Section 7.2.8, a claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred and (ii) medical, hospital, vision, dental and other similar benefits when the services with respect to such claim are rendered.

7.2.9        This Section 7.2 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.2, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.2. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 7.2 shall not create any right in any Business Employee or any other Person to any continued employment with Seller, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever. Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

7.3              No Public Announcement; Contact with Business Suppliers and Customers.

7.3.1        Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other Party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party to this Agreement, unless required by applicable Law or regulations of any applicable stock exchange, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable. Notwithstanding anything in the foregoing to the contrary, nothing in this Section 7.3.1 shall limit any Party’s right to make public statements about its actions under Section 9.1 without prior consultation with the other Party. Moreover, neither the foregoing, nor anything in the Confidentiality Agreement, shall restrict disclosures of information made by or on behalf of any of Buyer or BlackRock or any of their respective Affiliates or successors, on the one hand, to their respective direct and indirect current and potential investors in connection with their fundraising and reporting activities, Affiliates, financing sources, counsel, accountants, consultants and others, on the other hand (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with private equity practices). In addition, neither the foregoing, nor anything in the Confidentiality Agreement, shall restrict Buyer or any of its Affiliates or successors following the Closing from issuing press releases, making web postings or other public announcements regarding this Agreement and the subject matter or terms hereof; provided that such public announcements are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and its Affiliates shall retain the right to make any disclosures required by Law with respect to the Business’s historical sales and earnings and other relevant financial information for the period during which the Business was owned by Parent.

7.3.2        Prior to the Closing or earlier termination of this Agreement, Buyer shall not, and shall direct its representatives and advisors, acting on its behalf, to not, contact any known supplier or customer of Seller or the Business regarding or in any way relating to the transaction contemplated by this Agreement without the prior written approval of Seller; provided, however, that this Section 7.3.1 will not prohibit any contact by Buyer or any of its representatives or advisors with the suppliers or customers of Seller or the Business in the ordinary course of business of such entity, and unrelated to the transactions contemplated by this Agreement.

7.4              Expenses. Except as otherwise specifically provided in this Agreement, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and the other agreements, instruments and documents to be delivered in connection with this Agreement and to its performance and compliance with all the agreements and conditions contained in this Agreement and such other agreements, instruments and documents on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment bankers and independent public accountants. For the avoidance of doubt, Buyer shall bear all premiums, broker commissions, underwriting commissions, Taxes and other fees and expenses payable with respect to the R&W Policy in accordance with the terms of the R&W Policy.

7.5              Access to Books and Records. After the Closing Date, and until the seventh (7th) anniversary of the Closing Date, each Party will permit the other Party to have access to the books and records relating to the Business, the Purchased Assets, or the Assumed Liabilities in its possession and pertaining to the Pre-Closing Period and to make copies of them upon the following conditions: (a) the requesting Party providing notice to the other which sets forth a valid business, legal or Tax reason for the request for access and (b) the access being at such times and on such other reasonable conditions appropriate to avoid any material interference with the other Party’s business operations. In the event a dispute between the Parties arises, either Party shall be deemed to have “valid business reasons” for a request of access to the books and records to the extent such request is necessary in connection with the preparation of Tax Returns, amending Tax Returns or claims for refunds (and any materials necessary for the preparation of the foregoing), the preparation of financial statements including for periods ending on or prior to the Closing Date, audits, regulatory reporting obligations, the management and handling of any third party actions, suits or claims (other than an action, suit or claim between Seller or an Affiliate thereof, on the one hand, and Buyer or its Affiliates, on the other hand), or the compliance with the rules and regulations of the IRS or any other Governmental Body. However, neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records pursuant to this Section 7.5 where such access would (i) violate any Law or (ii) result in the loss or waiver of any attorney-client privilege or similar protection.

7.6              Intellectual Property Matters.

7.6.1        Buyer acknowledges that, other than with respect to the Trademarks included in the Business Registered Intellectual Property listed on Section 4.12.1 of the Disclosure Schedules and any other Trademarks included in the Purchased Assets (the “Business Marks”), from and after the Closing, Seller and its Affiliates shall have and retain the absolute, sole, and exclusive proprietary rights to any and all of Seller’s and such Affiliates’ respective Trademarks incorporating, (i) “Tabula Rasa HealthCare”, “Tabula Rasa,” “TRHC”, “MedWise HealthCare” and “MedWise”, in each case, by itself or in combination with any other mark or (ii) those set forth on Section 7.6.1 of the Disclosure Schedules (the Trademarks in (i) and (ii), collectively, the “Seller Marks”) and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Following the Closing, except as expressly set forth below, Buyer will not, nor will it permit its Affiliates to, use any Seller Mark, including, without limitation, in or on any of its or their Promotional Items. Notwithstanding the foregoing, (a) Buyer and its Affiliates will have the right to use the relevant Seller Marks at all times after the Closing (i) as required by applicable Law, (ii) in a non-trademark manner to describe the history of the Business and (iii) on historical and archival legal and business materials and (b) subject to the restrictions set forth herein, Seller, on behalf of itself and its relevant Affiliates, hereby grants to Buyer and its Affiliates, effective as of the Closing, a limited, revocable, personal, non-exclusive, royalty-free, transitional license to continue to use the relevant Seller Marks in connection with the operation of the Business: (i) for a period of sixty (60) days with respect to websites, social media platforms and accounts, domain names and email addresses, and other online materials that contain, bear, display or use a Seller Mark, (ii) for a period of one hundred eighty (180) days, on existing marketing materials, sales literature, stationery, supplies, purchase orders, forms, business cards, invoices, uniforms, contracts or letterhead and other physical or printed materials and (iii) until the next update in the ordinary course, within Business Products or other software that use the relevant Seller Marks internally (i.e., not in any consumer or public-facing manner) in connection with their operation (the items in clauses (i) - (iii) “Promotional Items”) that contain, bear, display or use the relevant Seller Mark; provided, that, with respect to clauses (i) and (ii), such uses shall be solely in a manner consistent with the operation of the Business as of the Closing, consistent with customary “phase out” use, and no new use of any Seller Marks shall be made by Buyer and Buyer shall in any event transition away from all use of any Seller Marks as soon as is reasonably practicable after the Closing. Notwithstanding the foregoing, where Buyer has made good faith efforts to comply with the applicable time periods provided herein, the Seller shall not unreasonably withhold its consent to a request for a reasonable extension of such deadline for Buyer to complete performance of its obligations. At Buyer’s request, Seller shall display for one hundred eighty (180) days after Closing, in all locations on its websites and mobile and social media properties where the Business is referenced, a mutually-agreed statement about the transactions herein and link to a website or venue selected by Buyer.

7.6.2        Seller acknowledges that from and after the Closing, Buyer and its Affiliates shall have and retain the absolute, sole, and exclusive proprietary rights to any and all Business Marks and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Following the Closing, except as expressly set forth below, Seller will not, nor will it permit its Affiliates to, use any Business Marks, including, without limitation, in or on any of its or their Promotional Items. Notwithstanding the foregoing, (a) Seller and its Affiliates will have the right to use the Business Marks at all times after the Closing (i) as required by applicable Law, (ii) in a non-trademark manner to describe the history of the Business and (iii) on historical and archival legal and business materials and (b) subject to the restrictions set forth herein, Buyer, on behalf of itself and its relevant Affiliates, hereby grants to Seller and its Affiliates, effective as of the Closing, a limited, personal, non-exclusive, royalty-free, transitional license to continue to use the relevant Business Marks in connection with the operation of the businesses of Seller as of the Closing (for clarity, other than the Business) (“Retained Businesses”): (i) for a period of sixty (60) days with respect to websites, social media platforms and accounts, domain names and email addresses, and other online materials that contain, bear, display or use a Business Mark and (ii) for a period of one hundred eighty (180) days, on existing printed or physical Promotional Items that contain, bear, display or use the relevant Business Mark; provided that, with respect to clauses (i) and (ii), such uses shall be solely in a manner consistent with the operation of the Retained Businesses as of the Closing, consistent with customary “phase out” use, and no new use of any Business Mark shall be made by Seller and Seller shall in any event transition away from all use of any Business Mark as soon as is reasonably practicable after the Closing. Notwithstanding the foregoing, where Seller has made good faith efforts to comply with the applicable time periods provided herein, Buyer shall not unreasonably withhold its consent to a request for a reasonable extension of such deadline for Seller to complete performance of its obligations.

7.6.3        Effective as of the Closing:

(a)               Seller, on behalf of itself and its Affiliates (“Seller Covenant Parties”), hereby covenants to Buyer that none of the Seller Covenant Parties shall bring any Action against the Buyer or its Affiliates (“Buyer Covenant Parties”) or any of the Covenant Third Parties (as defined below) anywhere in the world that alleges that the current and future operation of the Business infringes, misappropriates or otherwise violates any patents, trade secrets, inventions, know-how, methods or processes (“Inventions”) that in each case (i) are owned by the Seller Covenant Parties as of the Closing and (ii) were used in the Business as of the Closing or at any time during the twelve (12) month period prior to the Closing.

(b)               Buyer, on behalf of the Buyer Covenant Parties, hereby covenants to the Seller Covenant Parties that none of the Buyer Covenant Parties shall bring any Action against any of the Seller Covenant Parties or any of the Covenant Third Parties anywhere in the world that alleges that the current and future operation of the Retained Businesses infringes, misappropriates or otherwise violates any Inventions that in each case (i) are owned by the Buyer Covenant Parties as of the Closing and (ii) were used in the Retained Businesses as of the Closing or at any time during the twelve (12) month period prior to the Closing.

(c)               The “Covenant Third Parties” as used in subsections (a) and (b) of this Section 7.6.3 shall mean the contractors, service providers, distributors, retailers, customers and end-users of the applicable Seller Covenant Parties or the Buyer Covenant Parties, as applicable, with respect to the operation of the Business or Retained Businesses, as applicable, but not with respect to other products or services of such third parties.

(d)               The parties hereto intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent Law in any foreign jurisdiction, each of the above covenants in subsections (a) through (c) of this Section 7.6.3(d) will be treated as a license to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code).

(e)               The above covenants in Section 7.6.3(a) through (d) are intended to run with the Inventions subject thereto. Each party may and must transfer the above covenants in Section 7.6.3(a) through (d), in whole or in part, to the acquirer of any Inventions owned by a party and subject thereto, and such acquirer shall assume its obligations in writing or by operation of Law. Any such acquirer is deemed automatically bound by such covenant, regardless of whether such acquirer executes such written assumption. Further, each party may transfer the covenant granted to such party, in whole or in part, to (i) an Affiliate or successor via merger that engages in the Business or Retained Businesses, as part of an internal reorganization or (ii) the acquirer of one or more businesses or business lines of such party covered by such covenant (or the entities owning same), provided that, after any such acquisition, the above covenants shall apply only to the party’s transferred businesses and not to any unrelated businesses of any such acquirer. All other transfers of this covenant require the prior written consent of the other party in its sole discretion, and are void ab initio without same.

7.7              Shared Contracts. Following the date hereof, unless Buyer and Seller mutually agree otherwise with respect to a Shared Contract, the parties shall use their commercially reasonable efforts to enter into or to grant, and to cause each third-party counterparty to any contract that directly benefits both the Excluded Assets and Business, as set forth on Section 7.7 of the Disclosure Schedules (each a “Shared Contract”), to enter into or to grant, any new agreements, BAAs, bifurcations or consents as are reasonably necessary to permit Buyer and its Affiliates (on behalf of the Business) and Seller and its Affiliates, as applicable, to, on an independent basis following the Closing, derive those benefits, and to assume any obligations and economic burdens related to such benefits, as each such Person derives from such Shared Contract immediately prior to the Closing (as nearly as reasonably possible). If, on the Closing Date, any such third-party agreement, BAA or consent is not obtained, Seller and Buyer shall (i) continue to use commercially reasonable efforts following the Closing to enter into or to grant, and to cause each third-party counterparty to a Shared Contract to enter into or to grant, any such new agreements, BAAs, bifurcations or consents and (ii) cooperate reasonably following the Closing to reach a mutually acceptable arrangement under which Buyer and its Affiliates would, where commercially reasonable and in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of the Shared Contracts, including by means of subcontracting, sublicensing or subleasing arrangements, entering into BAAs or enforcement by the party to such Shared Contract for the benefit (and at such party’s own expense) of Buyer or any of its Affiliates or Seller or any of its Affiliates (as applicable) that is an intended beneficiary thereof pursuant to this Section 7.7.

7.8              R&W Insurance. On or prior to the date of this Agreement, Buyer will have procured the R&W Policy. Buyer shall use commercially reasonable efforts to cause the R&W Policy to remain bound and issued and in full force and effect until the end of the term of the R&W Policy. Additionally, Buyer and its Affiliates shall not agree to any amendment, modification, variation or waiver of the R&W Policy that is materially adverse to Seller without Seller’s prior written consent. Buyer acknowledges that obtaining or maintaining the R&W Policy is not a condition to the Closing.

7.9              Intercompany Obligations. Seller may take such action and make, or cause to be made, such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations other than (a) pursuant to this Agreement and Ancillary Agreements, and (b) as reflected in the Closing Statement.

7.10           Privacy Policy. Following the Closing, Buyer shall continue to comply with Seller’s Privacy Policies identified on Section 7.10 of the Disclosure Schedules and made available to Buyer prior to the date hereof, to the extent such policies apply to any information included as part of the Purchased Assets hereunder, and which was gathered by Seller or any of its Affiliates from their respective clients, and relating to such client or such client’s employees.

7.11           Bulk Sales Laws. The Parties acknowledge that no waivers or clearances are being obtained under, and no other actions are being taken to comply with, state Laws, if any, providing for notices or Tax or similar clearances in connection with sales of assets; and, thus, notwithstanding anything to the contrary in this Agreement, no representation or warranty is made as to whether any Encumbrance arises in or with respect to the Purchased Assets by reason of the foregoing Laws; provided, however, that Seller will file within the required periods all Tax Returns required to be filed by Seller under applicable Law with respect to Taxes that could result in any such Encumbrances and to pay all Taxes of Seller for periods covered by such returns, all of which, in addition to any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any such Laws of any jurisdiction, are Excluded Liabilities. The foregoing acknowledgments are not an agreement, acknowledgment or admission that the asset transfers contemplated by this Agreement are transfers or sales subject to any of the foregoing Laws. Nothing in this Section 7.11 is intended to change the allocation of responsibility for Pre-Closing Period Taxes and Post-Closing Period Taxes as set forth in Section 7.1.

7.12           Non-Competition.

7.12.1      For a period of five (5) years from and after the Closing (the “Restricted Period”), Parent agrees that it shall not, and it shall cause its Affiliates not to, directly or indirectly, whether as shareholder, owner, member, partner, agent, consultant or contractor, engage in (or invest in, own, manage, operate, finance or control any Person engaged in), any Competitive Business within the United States.

7.12.2      Notwithstanding the provisions of Section 7.12.1, (a) Parent and its Affiliates may own not more than five percent (5%) of the Equity Interests of any Person that is engaged in any Competitive Business, so long as such Equity Interests have been registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or the Laws of similar nature in any foreign jurisdiction, and neither Parent nor any of its Affiliates manages or exercises control over any such Person or otherwise takes any part in any of its businesses, other than exercising its rights as a shareholder; (b) Parent and its Affiliates may continue to conduct and operate all businesses, operations and divisions of Parent and its Affiliates as conducted and operated as of the date of this Agreement, other than the Business; (c) Parent and its Affiliates may use the Excluded Assets as long as such Excluded Assets are not used for the purpose of engaging in (or investing in, owning, managing, operating, financing or controlling any Person engaged in) a Competitive Business; and (d) Parent or its Affiliates may perform any activities contemplated by the Ancillary Agreements. None of the provisions of Section 7.12.1 shall operate to prohibit, hinder, impede or restrict from engaging in a Competitive Business in any way, any Person (other than an investment fund, private equity fund or similar pooled investment entity) which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in Parent or any of its Affiliates (provided, that Parent and its Affiliates as of the date of such transactions shall continue to be subject to the provisions of Section 7.12.1 after any such transaction).

7.13           Non-Solicitation. During the Restricted Period, Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 7.2, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.13 shall prevent Parent or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee. Prior to the Closing, Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, encourage any person who Buyer is required to offer employment pursuant to Section 7.2 to decline such offer.

7.14           Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.15          Insurance Matters. From the Closing Date, the coverage under all Insurance Policies related to the Purchased Assets shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Buyer or any of their Affiliates or representatives. Buyer agrees to use reasonable best efforts to arrange for its own insurance policies (which may include self-insurance) with respect to the Purchased Assets covering the period after the Closing Date to be bound at or prior to Closing and agrees not to seek, through any means, to benefit from any insurance policies of Seller or any of its Affiliates that may provide coverage for claims relating in any way to the Purchased Assets; provided, however, that, notwithstanding the foregoing, (a) this Section 7.15 shall not limit any of Buyer’s rights under Article 10 and (b) from and after the Closing, with respect to any events or circumstances pertaining to the Business that relate to either (i) the period prior to the Closing and are eligible for coverage under any occurrence-based Insurance Policies in effect as of the Closing or (ii) are eligible for coverage under any cyber liability Insurance Policies in effect as of the Closing (such events or circumstances in either (i) or (ii), an “Insurance Matter”), Seller will use (or will cause its Affiliates to use) commercially reasonable efforts to provide Buyer with access to such Insurance Policies and shall reasonably cooperate with Buyer, and take commercially reasonable actions to assist Buyer in submitting and prosecuting claims with respect to such Insurance Matter and collecting proceeds (the “Transitional Claim Assistance”). Further to the foregoing, if Buyer is unable to bind a separate cyber liability insurance policy or other insurance policy covering the Purchased Assets, until Buyer binds such insurance policy or policies (such period the “Transitional Coverage Period”), Seller shall cause Buyer to be expressly named and identified as an additional insured under Seller’s cyber liability or other applicable insurance policy with all of the same rights as Seller thereunder (to the extent such rights can be granted to an additional insured under such policies), including the right to pursue and collect with respect to a claim (the “Transitional Coverage”). Notwithstanding anything to the contrary in this Section 7.15, (x) Buyer shall be responsible for any obligations of Seller with respect to the Transitional Claim Assistance and Transitional Coverage, including any deductibles, retentions, Taxes suffered on the proceeds, or any reasonable out-of-pocket expenses, (y) in no event will the Transition Coverage Period extend beyond the expiration of the service terms in the Transition Services Agreement and (z) in the event that Buyer submits a claim as an additional insured under Seller’s cyber liability or other applicable insurance policy during the Transitional Coverage Period that results in an increase in the premium amount owed by Seller with respect to such policy, Buyer will be solely responsible for paying an amount equal to the difference between the increased premium amount and the premium amount paid by Seller as of the Closing Date for so long as such increased premium amount is in effect. Seller shall (or shall cause its Affiliates to) use commercially reasonable efforts to provide Buyer with such information as is reasonably requested by Buyer’s existing cyber liability insurer or other cyber liability insurers and that is readily available to Seller (or its Affiliates) to assist Buyer in obtaining cyber liability insurance covering the Purchased Assets.

Article 8
CONDITIONS TO CLOSING; DELIVERABLES

8.1            Conditions Precedent to Obligation of Buyer. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which (other than the conditions contained in Sections 8.1.3 and 8.1.5) may be waived in whole or in part by Buyer:

8.1.1        Bringdown of Representations and Warranties. Other than the representations and warranties of Seller contained in (a) Section 4.1, Section 4.2, Section 4.6.1, Section 4.21, Section 4.25 and Section 4.26 and (b) the first and second sentences of Section 4.8.1, each of the representations and warranties of contained in Article 4 of this Agreement, without giving effect to any material or Material Adverse Effect qualifications therein, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except with respect to those representations and warranties that relate to an earlier date, which shall be true and correct in all respects as of such earlier date), except where the failure of such representation and warranty to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The representations and warranties of Seller contained in Section 4.1, Section 4.2, Section 4.6.1, the first sentence of Section 4.8.1, Section 4.21, Section 4.25 and Section 4.26 shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except with respect to those representations and warranties that relate to an earlier date, which shall be true and correct in all respects as of such earlier date). The representations and warranties of Seller contained in the second sentence of Section 4.8.1 shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date.

8.1.2        Covenants. Seller shall have performed and complied in all material respects with all of the covenants and all of the obligations required by this Agreement to be performed or complied with by it at or before the Closing.

8.1.3        Orders. No statute, regulation, judgment, decree, or order of any Governmental Body shall be in effect that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the transactions contemplated hereby.

8.1.4        No Material Adverse Change. Since the date of this Agreement, no fact, event or circumstance shall have occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or could reasonably be expected to have a Material Adverse Effect.

8.1.5        Antitrust Clearances. The filings of Buyer and Seller required under the HSR Act for the transactions contemplated by this Agreement shall have been made, and the applicable waiting period (and any extensions of the waiting period) under the HSR Act shall have expired or been terminated.

8.1.6        Closing Deliveries. Seller shall have delivered or caused to be delivered all of the items described in Section 8.3.1.

8.1.7        Third Party Consents. Seller shall have obtained and shall have delivered to Buyer copies of each of the Required Third Party Consents in accordance with requirements for each such Required Third Party Consent set forth in Schedule 2.9.1.

8.1.8        KD Closing. The KD Acquisition shall have been consummated and Seller shall have received the KD Assets.

8.2            Conditions Precedent to Obligation of Seller. The obligation of Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which (other than the conditions contained in Section 8.2.3 and 8.2.4) may be waived in whole or in part by Seller:

8.2.1         Bringdown of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except with respect to those representations and warranties that relate to an earlier date, which shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

8.2.2        Covenants. Buyer shall have performed and complied in all material respects with all of the covenants and all of the obligations required by this Agreement to be performed or complied with by it at or before the Closing.

8.2.3        Orders. No statute, regulation, judgment, decree, or order of any Governmental Body shall be in effect that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the transactions contemplated hereby.

8.2.4        Antitrust Clearance. The filings of Buyer and Seller required under the HSR Act for the transactions contemplated by this Agreement shall have been made, and the applicable waiting period (and any extensions of the waiting period) under the HSR Act shall have expired or been terminated.

8.2.5        Closing Deliveries. Buyer shall have delivered or caused to be delivered all of the items described in Section 8.3.2.

8.3            Deliveries at the Closing.

8.3.1        By Seller. Seller shall deliver or cause to be delivered to Buyer at the Closing:

(a)               a certificate, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Section 8.1.1, Section 8.1.2 and Section 8.1.4;

(b)                a bill of sale and assignment and assumption agreement in the form attached to this Agreement as Exhibit B (the “Bill of Sale”), duly executed by Seller;

(c)               a transition services agreement, in the form attached to this Agreement as Exhibit C (the “Transition Services Agreement”), duly executed by Seller;

(d)                a copy of the Closing Statement, duly executed by Seller;

(e)               An intellectual property assignment and assumption agreement in the form attached hereto as Exhibit D (the “IP Assignment Agreement”), duly executed by Seller;

(f)                 A duly completed and executed IRS Form W-9;

(g)                All books and records of the Business that are included in the Purchased Assets and/or Assumed Liabilities;

(h)               a duly executed assignment and assumption of Lease substantially in the form of Exhibit F with respect to each of the Leases for each Leased Real Property (the “Assignment of Lease”);

(i)                 a MedWise HealthCare commercial agreement, in the form attached to this Agreement as Exhibit G (the “MedWise Commercial Agreement”), duly executed by Seller; and

(j)                 the Release Documents and either (i) the Credit Agreement Amendment or (ii) the Payoff Letters.

8.3.2        By Buyer. Buyer shall deliver or cause to be delivered Seller at the Closing:

(a)                payment of the Closing Date Payment Amount in accordance with Section 2.5 and the Closing Statement;

(b)               a certificate, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Section 8.2.1 and Section 8.2.2;

(c)                the Bill of Sale, duly executed by Buyer;

(d)                the Transition Services Agreement, duly executed by Buyer;

(e)                a copy of the Closing Statement, duly executed by Buyer;

(f)                 each Assignment of Lease; and

(g)                the MedWise Commercial Agreement, duly executed by Buyer.

Article 9
TERMINATION

9.1             Termination Rights. This Agreement may be terminated at any time prior to the Closing, only as follows:

9.1.1         by mutual written consent of Buyer and Seller;

9.1.2         by either Buyer or Seller if a Governmental Body shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action having the effect of permanently enjoining or otherwise prohibiting the actions contemplated by this Agreement;

9.1.3         by Buyer, if it is not then in material breach of any provision of this Agreement, and there has been a breach of any representation or warranty made by Seller in this Agreement, or a failure of Seller to perform any of its covenants made in this Agreement, and such breach or failure (i) would cause the conditions specified in Sections 8.1.1 or 8.1.2 to not be satisfied by the Outside Date (as if the Outside Date were the Closing Date for purposes of determining whether such condition has been satisfied) and (ii) has not been cured (if capable of being cured) by Seller within thirty (30) days of Seller’s receipt of a written notice identifying in reasonable detail such breach or failure from Buyer (or any shorter period of time that remains between the date Buyer provides written notice of such breach and the Outside Date);

9.1.4         by Seller, if it is not then in material breach of any provision of this Agreement, and there has been a breach of any representation or warranty made by Buyer in this Agreement, or a failure of Buyer to perform any of its covenants made in this Agreement, and such breach or failure (i) would cause the conditions specified in Sections 8.2.1 or 8.2.2 to not be satisfied by the Outside Date (as if the Outside Date were the Closing Date for purposes of determining whether such condition has been satisfied) and (ii) has not been cured (if capable of being cured) by Buyer within thirty (30) days of Buyer’s receipt of a written notice identifying in reasonable detail such breach or failure from Seller (or any shorter period of time that remains between the date Seller provides written notice of such breach and the Outside Date);

9.1.5         by Buyer or Seller, if the Closing has not occurred on or prior to the date that is ninety (90) days from the date of this Agreement (the “Outside Date”), provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1.5 if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach has resulted in the failure of one or more conditions precedent to the other Party’s obligations under Section 8.1 or 8.2, as applicable, to be satisfied; or

9.1.6        by Seller, if (i) all of the conditions to the Closing set forth in Section 8.1 have been and continue to be satisfied (other than conditions that, by their nature, are to be satisfied at the Closing, which conditions are then capable of being satisfied at Closing) were the Closing to occur at such time or are irrevocably waived, (ii) Seller has irrevocably notified Buyer in writing that (x) the conditions set forth in Section 8.2 have been and continue to be satisfied (other than conditions that, by their nature, are to be satisfied at the Closing) were the Closing to occur at such time or are irrevocably waived and (y) Seller is (and will remain during the five (5) Business Day period referred to in clause (iii) below) ready, willing, and able to consummate the transactions contemplated by this Agreement and will consummate the Closing, and (iii) as the result of Buyer’s breach of its obligation to consummate the Closing, the Closing has not occurred within five (5) Business Days after the date that the Closing is required to occur pursuant to Article 3.

9.2             Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with Section 9.1, this Agreement shall forthwith become void and have no further effect (other than this Section 9.2, Section 9.3, Article 10 as it relates to the matters set forth in Section 10.2(e) and Article 11 hereof which will survive the termination of this Agreement in accordance with their terms), without any liability on the part of either Party or its respective Representatives or equityholders, except as otherwise set forth in Section 9.3 that nothing in this Section 9.2 shall relieve any Party from liability arising from fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

9.3             Buyer Termination Fee.

9.3.1        If this Agreement is validly terminated by Seller in accordance with Section 9.1.6, then, promptly, but in any event within ten (10) days after the date of such termination, Buyer shall pay to Seller an amount in cash equal to $10,000,000.00 (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. If Seller shall be entitled to receive the Termination Fee pursuant to this Section 9.3, the delivery of such fee shall be deemed to be liquidated damages and not a penalty. Without limiting the rights of Seller pursuant to Section 11.5 and other than in connection with the enforcement of the Confidentiality Agreement, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller, its Affiliates and its and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and Representatives against (i) Buyer and the Sponsor, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of purchaser or the Sponsor, (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing or (iv) any Debt Financing Source for any breaches or violations of this Agreement and for all Losses, damages, liabilities, obligations, costs or expenses in respect of this Agreement and the transactions contemplated hereby (collectively, the “Buyer Group”) for any breaches or violations of this Agreement or any other Ancillary Agreement contemplated hereby or thereby, including for any Willful Breach or fraud by any such Persons and for all Losses, damages, liabilities, obligations, costs or expenses in respect of this Agreement and any other Ancillary Agreement shall be (x) to terminate this Agreement in accordance with this Article 9 and collect, if due, the Termination Fee or (y) following the termination of this Agreement in circumstances in which the Termination Fee is not payable, the Seller’s right to seek monetary damages from Buyer in the event of Buyer’s Willful Breach of this Agreement prior to the termination of this Agreement (provided that in no event shall Buyer be subject to monetary damages for Willful Breach of this Agreement in an amount in excess of an amount equal to the Termination Fee). Without limiting the rights of Seller pursuant to Section 11.5 and other than in connection with the enforcement of the Confidentiality Agreement, the Parties further acknowledge and agree that, the aggregate liability of the Buyer Group, under, or related to, this Agreement, shall not exceed an amount equal to the amount of the Termination Fee, whether or not this Agreement is terminated and regardless of the reason for any such termination. Notwithstanding anything to the contrary herein, (1) in no event shall Seller be entitled to receive both (x) a grant of specific performance of Buyer’s obligations to cause the Equity Financing or consummate the transactions contemplated by this Agreement and (y) payment of the Termination Fee or monetary damages (of any kind whatsoever) in connection with this Agreement or any termination of this Agreement, (2) in circumstances in which the Termination Fee is payable, in no event will Seller be entitled to payment of any monetary damages other than payment of the Termination Fee, (3) in circumstances in which the Termination Fee is not payable, payment of any monetary damages prior to termination of this Agreement or in excess of the amount of the Termination Fee, (4) in no event shall Seller be entitled to receive payment of both (x) the Termination Fee and (y) monetary damages and (5) in no event will the Termination Fee be payable more than once.

9.3.2        The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not otherwise enter into this Agreement.

Article 10
SURVIVAL; INDEMNIFICATION

10.1          Survival 10.1.1. The representations and warranties of the Parties contained in this Agreement or in any of the Ancillary Agreements shall not survive, and shall terminate effective immediately as of, the Closing, such that no claim for breach of any such representation or warranty, claim for detrimental reliance, or other right or remedy (whether in contract, in tort, or at law or equity) may be brought after the Closing based on an inaccuracy in or breach of any such representations and warranties, except with respect to claims for fraud. Except in the cause of fraud or Willful Breach, each and every covenant, undertaking or agreement contained in this Agreement (other than the covenants and agreements contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing) shall survive the Closing for a period ending on the date that is nine (9) months following the Closing Date, at which time such covenants, undertakings and agreements shall terminate and thereafter be of no force and effect and none of the Parties to this Agreement, nor any of their respective Affiliates, nor any of their respective directors (or equivalent), officers, employees, or representatives shall have any liability whatsoever with respect to any such covenant, undertaking or agreement thereafter. The covenants and agreements of the Parties contained herein which by their terms are to be performed (in whole or in part) after the Closing will survive the Closing in accordance with their terms and will terminate in all respects once fully performed. Notwithstanding the foregoing, any representation, warranty, agreement or covenant (and the indemnification obligations of the Parties hereto with respect thereto) that would otherwise terminate in accordance with this Section 10.1 will continue to survive until such claim for indemnification has been satisfied or otherwise resolved as provided herein if notice for indemnification shall have been given in good faith and in accordance with this Article 10, including the requirements set forth in Section 10.5.1, prior to the expiration of the applicable survival period.

10.2          Indemnification by Seller. From and after the Closing (except as set forth on Schedule 10.2(e)), Seller shall indemnify and defend the Buyer Indemnified Parties against, and shall hold them harmless from, and shall pay and reimburse them for, any and all Losses incurred or sustained by, or imposed upon any, Buyer Indemnified Parties resulting from, arising out of or otherwise related to: (a) any breach of, or non-compliance with, any covenant of Seller contained in this Agreement; (b) the Excluded Assets; (c) the Excluded Liabilities; (d) any Third-Party Claim based upon the ownership, use or operation of the Purchased Assets prior to the Effective Time or (e) the matters set forth on Schedule 10.2(e). For the avoidance of doubt, the assumption of the Assumed Liabilities pursuant to this Agreement shall not limit Buyer’s right to bring a claim for indemnification under this Article 10.

10.3          Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and defend the Seller Indemnified Parties against, and shall hold them harmless from, and shall pay and reimburse them for, any and all Losses incurred or sustained by, or imposed upon any, Seller Indemnified Parties resulting from or arising out of: (a) any breach of, or non-compliance with, any covenant of Buyer contained in this Agreement; (b) any Assumed Liability; or (c) any Third-Party Claim based upon the ownership, use or operation of the Purchased Assets from and after the Closing, in each case (with respect to this clause (c)), (i) by Buyer and its Affiliates after Closing and (ii) other than Losses arising out of or related to Excluded Assets, Excluded Liabilities or breaches of the Transition Services Agreement by Seller or its Affiliates.

10.4          Certain Limitations.

10.4.1    Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraud or Willful Breach, the maximum amount of liability that Seller will have to Buyer and the Buyer Indemnified Parties for any Losses arising pursuant to or under this Agreement will not exceed the Purchase Price.

10.4.2    Notwithstanding anything to the contrary herein, an Indemnifying Party shall not be liable for any Losses pursuant to this Agreement to the extent that the Loss has been previously included in the calculation of the Closing Date Payment Amount or the Post-Closing Adjustment Amount, as finally determined.

10.4.3    Payments by an Indemnifying Party pursuant to this Agreement in respect of any Loss shall be reduced by payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. Subject to 10.7.2, the Indemnified Party shall use at least commercially reasonable efforts to recover amounts available under any applicable insurance policies or indemnity, contribution or other similar agreements for any Losses. In the event any such amounts are received by an Indemnified Party after payment of a Loss hereunder by an Indemnifying Party for the same Loss, such Indemnified Party shall promptly repay the Indemnifying Party, up to the amount so received.

10.4.4    Payments by an Indemnifying Party pursuant to this Agreement in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party in the year such payment is received.

10.4.5    No Indemnifying Party shall be liable to any Indemnified Party for any punitive damages or Losses that arise solely from the special circumstances of an Indemnified Party that have not been communicated to the Indemnifying Party, provided that nothing herein shall prevent any Indemnified Party from recovering for all components of awards against them in Third-Party Claims for which recovery is provided under this Article 10 including punitive damages.

10.4.6    Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

10.4.7    Notwithstanding any language to the contrary in this Agreement, the maximum aggregate liability of Seller under this Agreement shall be the Purchase Price, except that this limitation shall not apply to any claim based upon fraud or Willful Breach.

10.5          Procedures.

10.5.1    Notice of Claim. Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (an “Indemnified Party”), of notice of a Loss or the commencement of any Action with respect to which it believes it is entitled to be indemnified under Section 10.2 or Section 10.3, the Indemnified Party shall, if a claim in respect thereto is to be made against Seller, on the one hand, or Buyer, on the other hand (in either case, the “Indemnifying Party”) under this Article 10, notify the Indemnifying Party in writing of the commencement thereof, provided, that any delay in providing such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that it is actually and materially prejudiced by such delay. Any such claim notice shall describe in reasonable detail, to the extent known by the Indemnified Party, the nature of the applicable claim, shall include copies of all material written evidence thereof received by the Indemnified Party and shall, to the extent reasonably calculable, indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. With respect to any claims by an Indemnified Party on account of a Loss which does not result from a Third-Party Claims (a “Direct Claim”), the Indemnified Party shall allow the Indemnifying Party and its advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect thereof, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its advisors may reasonably request.

10.5.2    Defense of Third Party Claims.

(a)                If any Action shall be brought against an Indemnified Party by a third party (a “Third-Party Claim”) and it notifies the Indemnifying Party thereof in accordance with Section 10.5, the Indemnifying Party shall be entitled to participate in or, subject to the terms herein, by giving written notice to the Indemnified Party, to assume the legal defense thereof at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party will not be entitled to assume or continue the defense thereof if such Action (i) relates to or arises in connection with any criminal action, indictment, allegation or investigation against the Indemnified Party, or (ii) presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnified Party and the Indemnifying Party.

(b)                In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, it shall have the right, subject to Section 10.5.3 below, to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to such Action in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the payment of such counsel’s fees and expenses shall have been specifically agreed upon in writing by the Indemnifying Party; (ii) the Indemnifying Party shall have failed to assume the defense of such Action; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. In any such case, the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. The Parties hereto shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to Sections 7.5 and 7.14) records and employees relating thereto as may be reasonably requested, without expense to the requesting party, other than reimbursement of actual out-of-pocket expenses.

10.5.3    Settlement; Compromise. Notwithstanding any other provision of this Agreement, an Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Third-Party Claim for which indemnification is sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such pending or threatened Action and would not result in a finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, or other equitable relief upon the Indemnified Party. An Indemnified Party will not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action for which indemnification is sought hereunder.

10.6          Satisfaction of Claims. After the amount of an indemnifiable Loss under this Agreement is agreed to or finally determined in accordance with this Article 10 to be owed to an Indemnified Party (an “Indemnifiable Loss”), the Indemnifying Party will satisfy such Indemnifiable Loss as follows:

10.6.1    Seller as Indemnifying Party. Subject to the terms of this Article 10, claims for Indemnifiable Losses that are owed by Seller will be satisfied by Seller paying the balance of such Indemnifiable Losses to Buyer by wire transfer of immediately available funds, to an account designated by Buyer, within five (5) Business Days after the final determination of the Indemnifiable Losses owed by Seller to Buyer.

10.6.2    Buyer as Indemnifying Party. Claims for Indemnifiable Losses that are owed by Buyer will be satisfied by Buyer paying the Indemnifiable Losses to Seller by wire transfer of immediately available funds, to an account designated by Seller, within five (5) Business Days after the final determination of the Indemnifiable Losses owed by Buyer to Seller.

10.7          Remedies; Recovery.

10.7.1    Buyer acknowledges and agrees that, from and after the Closing, Buyer shall look solely to the R&W Policy, and shall not seek recovery or indemnification from Seller or any of its Affiliates with respect to any claims, matters or causes of action arising out of or related to any breach of, or inaccuracy in, any representation or warranty of Seller contained in Article 4 of this Agreement, except in the case of fraud or Willful Breach. Except in the case of the Buyer Indemnified Parties as provided in the R&W Policy, and subject to Section 2.7 and Section 11.5, the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 10. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 10 and the remedies set forth in Section 11.5. Nothing in this Section 10.7 shall limit any Person’s rights (x) under the Transition Services Agreement, (y) under the MedWise Commercial Agreement or (z) to seek and obtain any specific performance, injunction or other equitable relief to which any Person shall be entitled pursuant to Section 11.5 or to seek any remedy on account of fraud or Willful Breach.

10.7.2    Any Losses claimed by the Buyer Indemnified Parties pursuant to Section 10.2 shall be recoverable from Seller, subject to the applicable limitations in Section 10.4; provided, however, that to the extent a Buyer Indemnified Party makes a claim or set of related claims involving events, facts, circumstances or conditions that could reasonably be expected to constitute both a breach of Seller’s representations and warranties in Article 4 and an Excluded Liability, Buyer shall be obligated to first seek recourse under the R&W Policy solely on account of such breach of a representation and warranty, provided further that to the extent that recovery under the R&W Policy is unavailable (after the Buyer Indemnified Party has pursued such recourse) then the Buyer Indemnified Party shall be entitled to recover any such uncovered amounts as an Excluded Liability pursuant to Section 10.2(b); provided, however, that in no event shall Buyer be obligated to seek (or continue to seek) recourse under the R&W Policy with respect to any events, facts, circumstances or conditions if it is reasonably expected that Losses relating thereto plus Losses relating to any other breach of a representation and warranty that is not also an Excluded Liability may exceed the limits on coverage under the R&W Policy.

Article 11
MISCELLANEOUS

11.1          Further Assurances. Subject to the terms and conditions of this Agreement, Buyer, on the one hand, and Seller, on the other hand, shall at any time and from time to time on and after the Closing Date, upon written request by the other Party or Parties, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as such Party may reasonably determine to be required to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements; provided that Buyer shall not be required to pay any consideration or further amounts therefor.

11.2          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) three (3) Business Days after the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested; (b) upon delivery, if delivered personally; (c) upon delivery, if sent by prepaid courier, with a record of receipt; or (d) the next day after the date of dispatch, if sent by e-mail of a PDF document, to the Parties at the following addresses:

(a)          if to Buyer, to:

Transaction Data Systems, Inc.
5900 Lake Ellenor Drive, Suite 600
Orlando, FL 32809
Attention: John Schaefer
E-Mail: legal@tdsclinical.com

with a copy to:

Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, TX 77002
Attention: Christopher May, Esq.
E-mail: cmay@stblaw.com

(b)          if to Seller, to:

Tabula Rasa HealthCare Group, Inc.
c/o Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive
Moorestown, NJ 08057
Attention: Brian Adams, President
E-mail: badams@trhc.com

with a required copy to:

Morgan Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Kevin S. Shmelzer; Michael N. Baxter
E-mail: kevin.shmelzer@morganlewis.com;
michael.baxter@morganlewis.com

A Party may change the address to which notice to it, or copies thereof, shall be addressed by giving notice thereof to the other Parties in conformity with the foregoing.

11.3          Assignment. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any Party without the written consent of the other Party; provided, however, that Buyer may (a) assign its rights hereunder to any Affiliate of Buyer or to any future purchaser of Buyer or its assets or (b) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Buyer; provided, further, however, that Buyer will remain liable for the performance of its obligations. Any attempted assignment in violation of this Section 11.3 shall be null and void.

11.4          Governing Law; Venue.

11.4.1    Governing Law. All matters relating to or arising out of this Agreement or the transactions contemplated by this Agreement (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.4.2    Consent to Jurisdiction and Service of Process. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (AND ANY STATE APPELLATE COURT THEREFROM LOCATED IN THE STATE OF DELAWARE) OR FEDERAL COURT LOCATED IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.4.3    The Parties agree that any judgment obtained in any Action referred to above may, in the discretion of such Party (or its permitted successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.

11.5          Specific Performance.

11.5.1    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to Section 11.5.2, the parties shall be entitled to specific performance, an injunction or injunctions, and other equitable remedies to prevent and restrain breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 11.5.2, the parties hereby knowingly and affirmatively waive, in any Action for specific performance undertaken in accordance with this Section 11.5, the defense of adequacy of a remedy at law and the necessity of demonstrating damages or posting any bond or other security in connection therewith. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.5, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that, subject to Section 11.5.2 the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Each of the Parties further agrees that (A) by seeking the remedies provided for in this Section 11.5, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (B) nothing contained in this Section 11.5 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.5 before exercising any termination right under Section 9.1 (and, if permitted under the terms of this Agreement, pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 11.5 or anything contained in this Section 11.5 (other than the last sentence of Section 11.5.1) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter. The Parties further agree that following the termination of this Agreement in accordance with Section 9.1, each Party shall be entitled to seek an injunction or injunctions from a court of competent jurisdiction as set forth in Section 11.5 to enforce specifically another Party’s surviving obligations herein.

11.5.2    Notwithstanding any other provision of this Agreement, it is explicitly agreed that Seller shall only be entitled to seek specific performance of Buyer’s obligation to cause the Equity Financing to be funded (of which Seller shall be a third party beneficiary of) in accordance with the Equity Commitment Letter and to effect the Closing in the event that (A) all of the conditions to the Closing set forth in Section 8.1 have been and continue to be satisfied (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied at such time that specific performance or other equitable remedy is granted) were the Closing to occur at such time or are irrevocably waived, (B) Seller has irrevocably notified Buyer in writing that the conditions set forth in Section 8.2 have been and continue to be satisfied (other than conditions that, by their nature, are to be satisfied at the Closing) were the Closing to occur at such time or are irrevocably waived and that Seller is ready, willing, and able to consummate the Closing, and (C) as the result of Buyer’s breach of its obligation to consummate the Closing, the Closing has not occurred within five (5) Business Days after the date that the Closing is required to occur pursuant to Article 3, provided that under no circumstances shall the Seller to be entitled to receive both (i) a grant of specific performance to require the Buyer to consummate the Closing and (ii) payment of the Termination Fee.

11.6          Amendment and Waiver. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought. Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by another Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party or Parties of the right to exercise any such right, power or remedy or to demand such compliance.

11.7          Entire Agreement; No Third Party Beneficiaries. This Agreement, the Schedules and Exhibits attached to this Agreement (each of which are incorporated into this Agreement) and the Ancillary Agreements set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter hereof and thereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions relating thereto, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except (i) for the provisions of Article 10 to the extent they relate to Indemnified Parties not a party to this Agreement (ii) each Non-Party Affiliate is an express third party beneficiary of, and may enforce, any of the provisions of Section 11.11, (iii) the members of Buyer Group are express third-party beneficiaries of, and may enforce, any of the provisions of Section 9.3, and (iv) the Debt Financing Sources under the Debt Financing are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 11.7 and Section 11.10.

11.8          Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Buyer or Seller. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that  the remedies and limitations thereon contained in Sections 9.2, 9.3 and 11.5 be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable.

11.9          Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument. A signed copy of this Agreement (or a signature page hereto) delivered by e-mail, “.pdf” format, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.10        Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its controlled Affiliates hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the definitive agreements entered into in connection with the Debt Financing (the “Definitive Debt Financing Agreements”) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, (b) agrees not to bring or support or permit any of its controlled Affiliates or any other Person to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action (whether in law or in equity, whether in contract or in tort or otherwise) brought against the Debt Financing Sources in any way arising (directly or indirectly) out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Sources will have any liability to the Seller, its Affiliates or their respective directors, officers, employees, agents, partners, managers, members and stockholders relating to or arising out of this Agreement, the Debt Financing, any commitment letter related thereto, the Definitive Debt Financing Agreements or any of the agreements entered into in connection with the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements, any of the transactions contemplated hereby or thereby, any oral representations made or alleged to have been made in connection herewith or therewith or the performance of any services thereunder and that the Seller and each of its Affiliates and their respective representatives shall not bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in Section 9.3 and this Section 11.10 (or the definitions of any terms used in this Section 11.10) and (y) to the extent any amendments to any provision of this Section 11.10 (or, solely as they relate to such Section, the definitions of any terms used in this Section 11.10) relate to the provisions of this Section 11.10, the definition of “Debt Financing Sources” or are otherwise materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 11.10 shall in any way affect Buyer’s or any of its Affiliates’ rights and remedies under any agreement under the Debt Commitment Letter.

11.11        Non-Recourse. This Agreement and the Ancillary Agreements may only be enforced against, and any Action or claim that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against, the Parties hereto in their capacities as such, and no Non-Party Affiliate will have any liability or obligation with respect to this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby, or with respect to any claim or Action (whether in contract, tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates, including by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil or undercapitalization) that may arise out of or relate to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby, or the negotiation, execution, or performance of this Agreement or the Ancillary Agreements (including a representation or warranty made in connection with this Agreement or the Ancillary Agreements or as an inducement to enter into this Agreement or the Ancillary Agreements). Nothing in this Section 11.11 will affect the liability of any Person that is a party to the Equity Commitment Letter or the Debt Commitment Letter for the obligations thereunder.

11.12        Guaranty. Parent irrevocably guarantees the obligations of Seller under Section 2.7.4 and ARTICLE 10 (the “Guaranty Items”), including the full and timely performance thereof. This is a guarantee of payment and performance of the Seller’s obligations with respect to the Guaranty Items only, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of the Seller’s obligations and liabilities with respect to the Guaranty Items (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. Parent hereby waives, for the benefit of Buyer, (a) any right to require Buyer, as a condition of payment or performance by Parent, to proceed against Seller or pursue any other remedies whatsoever (it being understood that the foregoing shall not obviate the requirement to deliver notice of any claim required in accordance with ARTICLE 10 of this Agreement) and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller. Parent understands that Buyer is relying on this guarantee in entering into this Agreement. Further, Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that this guarantee, including specifically the waivers set forth in this Section 11.12, are knowingly made in contemplation of such benefits.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SELLER:	TABULA RASA HEALTHCARE GROUP, INC.

	By:	/s/ Brian W. Adams
Name: Brian W. Adams
Title: President

BUYER:	TRANSACTION DATA SYSTEMS, INC.

	By:	/s/ Jude Dieterman
		Name:	Jude Dieterman
		Title:	Chief Executive Officer

Solely for purposes of Sections 6.1, 7.12, 7.13 and 11.12 and Article 10:

PARENT:

TABULA RASA HEALTHCARE GROUP, INC.

By:	/s/ Brian W. Adams
Name: Brian W. Adams
Title: President